Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

GRAPHIC PACKAGING INTERNATIONAL, INC.,

BLUEGRASS LABELS COMPANY, LLC

and

MCC-NORWOOD, LLC

Dated as of February 1, 2014

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5.02	Authority	29
5.03	No Violations	29
5.04	Brokers	29
5.05	Litigation	29
5.06	Financial Ability	30
Article VI Certain Covenants		30
6.01	Government Filings	30
6.02	Access to Records	30
6.03	Conduct Pending Closing	31
6.04	Consents	32
6.05	Investigation	32
6.06	Commercially Reasonable Efforts	32
6.07	Cooperation with Financing	32
6.08	Exclusivity	33
6.09	Notice of Developments	33
6.10	Environmental Matters	33
6.11	[Intentionally Omitted]	35
6.12	Make Good Provision	35
6.13	Tax Matters	35
Article VII Conditions to Closing Applicable to Buyer		36
7.01	Bring-Down of Sellers Warranties and Covenants	36
7.02	No Order	36
7.03	Compliance with HSR Act	36
7.04	Closing Deliverables	36
Article VIII Conditions to Closing Applicable to Sellers		37
8.01	Bring-Down of Buyer Warranties and Covenants	37
8.02	No Order	37
8.03	Payment of the Closing Payment	37
8.04	Compliance with HSR Act	37
8.05	Closing Deliverables	37
Article IX Termination		37
9.01	Termination	37
9.02	Effect of Termination	38
Article X Indemnification		38
10.01	Survival	38
10.02	GPII Indemnification	38
10.03	Limitations	39
10.04	Buyer Indemnification	40
10.05	Indemnification Notice	40
10.06	Indemnification Procedure	41
10.07	Effect of Indemnity Payments	41
10.08	Exclusive Remedy	41
10.09	Escrow	42
10.10	Norwood Expense Notices	42
Article XI Employee Matters		42
11.01	Employment of Employees	42

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11.02	Sellers’ Employee Plans	43
11.03	COBRA; WARN Act	43
11.04	Wage Reporting	43
11.05	Vacation	44
11.06	Buyer’s Employee Plans	44
11.07	Management Incentive Plan	44
11.08	Effect of Agreement	44
Article XII Certain Other Understandings		44
12.01	Post-Closing Access to Records and Records Retention	44
12.02	Consents Not Obtained at Closing	45
12.03	Bulk Sale Waiver	46
12.04	Use of Business Names	46
12.05	Communications and Remittances	46
Article XIII Miscellaneous		47
13.01	Cost and Expenses	47
13.02	Entire Agreement	47
13.03	Counterparts	47
13.04	Assignment, Successors and Assigns	47
13.05	Severability	47
13.06	Headings	47
13.07	Governing Law	48
13.08	Press Releases	48
13.09	U.S. Dollars	48
13.10	Notices	48
13.11	No Third Party Beneficiaries	49
13.12	Jurisdiction and Consent to Service	49
13.13	Equitable Remedies	50
13.14	WAIVER OF A JURY TRIAL	50
13.15	No Presumption Against Drafter	50
13.16	Parent Guaranty	50

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INDEX OF DEFINED TERMS

Term	Page
Accounting Principles	1
Accounts Receivable	8
Adjustment Amount	12
Adjustment Report	11
Affiliate	1
Agreement	1
Antitrust Laws	1
Assignment of Intellectual Property	16
Assumed Contracts	8
Assumed Liabilities	13
Assumed Net Debt	2
Assumed Net Debt Difference	2
Bill of Sale	16
Business	2
Business Day	2
Business Employees	43
Business Intellectual Property	2
Business Real Property	2
Buyer	1
Buyer Indemnitees	39
Buyer Material Adverse Effect	2
CERCLA	3
Closing	15
Closing Balance Sheet	11
Closing Date	15
Closing Date Consideration Calculation Certificate	10
Closing Payment	10
CNS	34
COBRA	44
Code	2
Confidentiality Agreement	2
Consents	32
Consultant	34
Deductible	40
Disclosure Letter	2
DOJ	30
Employee Plan	3
End Date	38
Environmental Laws	3
Environmental Permits	26
Environmental Representations	39
ERISA	25

Term	Page
Escrow Agent	17
Escrow Agreement	17
Escrow Amount	10
Estimated Assumed Net Debt	11
Estimated Closing Balance Sheet	10
Expense Notice	42
Expiration Date	39
Facilities	1
Financial Effective Time	3
Financial Statements	3
FTC	30
Fundamental Representations	39
GAAP	3
Governmental Authority	3
GPII	1
Greensboro Facility	1
Greensboro Lease Agreements	3
Greensboro Warehouse Facility	1
Hazardous Substances	3
HSR Act	4
Improvements	23
Indebtedness	4
Indemnified Party	41
Indemnifying Party	41
Independent Auditors	12
Initial Phase-out Period	46
Instrument of Assumption	16
Intellectual Property Rights	4
Interim Financial Statements	3
Inventory	4
IRS	4
Knowledge of Sellers	4
Labels Company	1
Law	4
Lease Agreements	22
Leased Real Property	4
Lien	5
Losses	39
Material Adverse Effect	5
Material Contracts	20
Most Recent Balance Sheet Date	5
NFA	34
Non-competition Agreement	16

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Norwood Deed	16
Norwood Facility	1
Norwood Remediation	35
Norwood Remediation Expenses	5
Notice of Claim	41
OAC	34
ORC	34
Order	5
Ordinary Course	6
Owned Real Property	6
Parent	1
Parent Guaranty	51
Party	6
Permits	26
Permitted Exceptions	6
Permitted Norwood Phase II	34
Person	6
Post-Closing Assumed Net Debt Certificate	11
Pre-Closing Environmental Matters	6
Proceeding	23
Prorated Amounts	11
Proration Adjustment	6
Proration Certificate	11

Purchase Price	10
Purchase Price Allocation Schedule	15
Purchased Assets	8
Remediation Consultant	34
Remediation Standards	34
Retained Assets	9
Retained Liabilities	13
Seller Employee Plans	25
Seller Indemnitees	41
Sellers	1
Settlement Agreement	17
Settlement Date	12
Successor Liability Taxes	26
Taxes	7
Taxing Authority	7
Transaction Documents	7
Transfer Taxes	14
Transferred Employees	43
Transition Services Agreement	7
Union	14
Vehicles	7
WARN	44
Work Plan	34
Year End Financial Statements	3

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into this 1st day of February, 2014, (this “Agreement”) by and between Graphic Packaging International, Inc., a Delaware corporation (“GPII”), Bluegrass Labels Company, LLC, a Delaware limited liability company (“Labels Company” and, together with GPII, the “Sellers”), MCC-Norwood, LLC, an Ohio limited liability company (“Buyer”) and, solely for the purposes of Section 13.16, Multi-Color Corporation, an Ohio corporation (“Parent”).

Recitals:

A. Sellers own or lease and operate (1) two manufacturing facilities, located in Norwood, Ohio (the “Norwood Facility”) and Greensboro, North Carolina (the “Greensboro Facility”), respectively, and (2) a warehouse facility located in Greensboro, North Carolina (the “Greensboro Warehouse Facility”) (collectively, the “Facilities”) at and from which they operate the Business.

B. Sellers desire to sell the Purchased Assets and transfer the Assumed Liabilities to Buyer, and Buyer desires to acquire the Purchased Assets and undertake, assume and perform the Assumed Liabilities, all on the terms and subject to the conditions hereinafter set forth.

Now, therefore, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. In addition to the terms defined in this Agreement, whenever used herein, the following capitalized terms shall have the meanings set forth below:

“Accounting Principles” shall mean United States generally accepted accounting principles subject to the exceptions set forth in Exhibit A attached hereto.

“Affiliate” shall mean a Person which, directly or indirectly, is controlled by, controls or is under common control with, another Person. As used in the preceding sentence, “control” shall mean (a) the ownership of more than 50% of the voting securities or other voting interest of any Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Laws” shall mean the HSR Act, the Sherman Act, as amended, the Clayton Antitrust Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law or Order designed to prohibit, restrict or regulate actions in order to promote or enhance competition and/or prevent monopolization or restraint of trade.

“Assumed Net Debt” means, without duplication, the sum of the following each to the extent constituting Assumed Liabilities: (a) all obligations of the Sellers to pay the deferred purchase price of property or services (other than for amounts due with respect to trade creditors which shall be determined in accordance with subsection (b) below) which have been deferred by more than 90 days beyond the date of purchase of such property or service; plus (b) the aggregate amount of all obligations from the Sellers to their trade creditors (including accounts payable) that remain outstanding beyond normal trading terms historically paid by the Business; plus (c) the value of any “factored debtors” or other sales of the Business’s invoices or trade receivables on a recourse or non-recourse basis in existence at Closing; plus (d) all obligations of Labels Company under capitalized leases.

“Assumed Net Debt Difference” means an amount equal to the absolute value of the Estimated Assumed Net Debt minus the absolute value of the Assumed Net Debt as finally determined in accordance with Section 2.03(c) or Section 2.03(d), as applicable.

“Business” means the decorative label business conducted by the Sellers at the Facilities which includes: (1) the manufacture, print, market and sale of heat transfer and cut and stack labels for consumer packaging and security card printing inks, coatings and substrates, and (2) the sale and lease of label application equipment.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Cincinnati, Ohio or Atlanta, Georgia are authorized or required by applicable Law to be closed.

“Business Intellectual Property” means (a) all Intellectual Property Rights material to the Business, and (b) all Intellectual Property Rights owned by Sellers and used by Sellers exclusively in the conduct of the Business, except that Business Intellectual Property does not include Internet domain names.

“Buyer Material Adverse Effect” means any event, circumstance, change, or effect that materially impairs or delays the ability of Buyer to timely perform its obligations under the Agreement or consummate the transactions contemplated hereby.

“Business Real Property” means the Owned Real Property and the Leased Real Property, collectively.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” shall mean that certain Confidentiality Letter Agreement by and between Robert W Baird & Co, on behalf of GPII, and Buyer, dated October 29, 2013.

“Disclosure Letter” shall mean the letter dated even date herewith delivered to Buyer from Sellers simultaneously with the execution and delivery of this Agreement and as may be updated pursuant to the terms hereof.

“Employee Plan” means each employee benefit plan, including, but not limited to, pension, profit sharing, incentive, bonus, deferred compensation, retirement, stock option, employment, change of control, severance, medical and hospitalization, insurance, vacation, salary continuation, sick pay, welfare, fringe benefit, and other employee benefit plans, contracts, programs, policies and arrangements in each case for the benefit of employees.

“Environmental Laws” shall mean any and all federal, state or local Laws relating to pollution or protection of human health, safety, or the environment, or the protection of human health from Hazardous Substances, including: (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq.,; (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (v) the Federal Water Pollution Control Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); (viii) the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and (ix) any state, county, municipal or local Laws similar or analogous to the federal statutes listed in parts (i) - (viii) of this subparagraph.

“Financial Effective Time” shall mean 12:01 a.m. Atlanta, Georgia time on February 1, 2014.

“Financial Statements” shall mean (a) the unaudited balance sheet of the Business as of December 31, 2012 and the unaudited profit and loss statement with respect to the Business for the year ended December 31, 2012 (the “Year End Financial Statements”), and (b) the unaudited balance sheet of the Business as of the Most Recent Balance Sheet Date and the unaudited profit and loss statement with respect to the Business for the twelve month period ended on the Most Recent Balance Sheet Date (the “Interim Financial Statements”).

“GAAP” shall mean generally accepted accounting principles for financial reporting in the United States.

“Governmental Authority” shall mean the government of the United States or any other nation, or any state or other political subdivision of any of the foregoing and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Greensboro Lease Agreements” means any and all lease agreements for the Greensboro Facility or the Greensboro Warehouse Facility.

“Hazardous Substances” shall mean any chemical, substance, waste, material, pollutant, or contaminant, including those defined, listed, or identified as a “hazardous substance,” “hazardous waste,” “toxic substance,” “toxic material” or otherwise regulated under any Environmental Laws, including oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, asbestos, and polychlorinated biphenyls.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person, shall mean, without duplication: (a) the principal of and interest upon and premium (if any) in respect of (i) indebtedness of such Person for money borrowed or (ii) indebtedness evidenced by notes, debentures or bonds for the payment of which such Person is responsible or liable, but excluding obligations required to be classified and accounted for as capital leases on a balance sheet under the Accounting Principles; and (b) all obligations of the type referred to in clause (a) of any other Person for the payment of which such former Person is or may become responsible or liable pursuant to a guarantee or any other comparable arrangement.

“Intellectual Property Rights” shall mean (a) trade names, trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications and the goodwill of any business symbolized thereby; (b) copyrights, copyrightable works, copyright registrations, copyright applications; (c) patent rights (including issued patents, applications, divisions, continuations and continuations-in-part, reissues, patents of addition, utility models and inventors’ certificates); licenses and sublicenses with respect to any of the foregoing; (d) trade secrets, know-how, technical information, computer software and related documentation, proprietary manufacturing information and inventions, drawings and designs; and (e) domain names.

“Inventory” shall mean (a) all inventories located at the Facilities or in transit to or from either Facility; (b) all inventories of a nature customarily shown on the balance sheet included in the Financial Statements; and (c) all other inventories exclusively used in the Business, including all such inventories of raw materials, storehouse stocks, scrap, containers, spare parts, work-in-progress and finished goods.

“IRS” shall mean the Internal Revenue Service.

“Knowledge of Sellers”, “Sellers’ Knowledge” or similar language shall mean the actual knowledge of Walter E. Bowles, Michael P. Doss, James C. Gooch and Stephen R. Scherger, after reasonable investigation, including consultation with each of the following to the extent reasonably appropriate with respect to such matter Bret Arnone, Kurt Zimmerman, Cynthia Wyatt, Frank Vidal, and Marty Dennis.

“Law” shall mean any law (including common law), statute, regulation, ordinance, rule, Order, injunction, judgment, consent decree or governmental requirement enacted, promulgated or imposed or entered into with any Governmental Authority, including Antitrust Laws, COBRA, Environmental Laws, ERISA, and WARN.

“Leased Real Property” shall mean the real property that is not owned in fee simple by a Seller that Labels Company either occupies or uses or has the right to occupy or use in connection with the Business, together with all buildings, structures and other improvements, fixtures and easements, rights of way, water lines, uses, licenses, hereditaments, tenements, privileges and other appurtenances, now or subsequently located thereon.

“Lien” shall mean any mortgage, lien, charge, pledge, security interest, option, lease or sublease, license or sublicense, or encumbrance.

“Material Adverse Effect” shall mean any event, circumstance, change, or effect, that, is (or could reasonably be expected to be) materially adverse to (a) the business, assets, results of operations or condition (financial or otherwise) of the Business or (b) the ability of Sellers to timely perform their obligations under the Agreement or consummate the transactions contemplated hereby provided, that none of the following shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would occur,

(1) changes in general economic, political, financial market or business conditions, (2) general changes or developments in the industry in which the Business operates, (3) changes in any applicable Laws, GAAP or interpretations thereof, (4) any failure to meet internal projections, budgets, plans or forecasts with regard to the Business, (5) any outbreak or escalation of hostilities or war or any act of terrorism, (5) the announcement of the execution of this Agreement or the identity of Buyer or its Affiliates as the acquiror of the Business and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, or employees of the Business, (6) any action expressly required to be taken by Sellers by the terms of this Agreement or taken by Sellers at the express request or direction of Buyer, or (7) the failure to take any action as a result of any restrictions or prohibitions set forth in this Agreement with respect to which Buyer has refused to provide a waiver on a timely basis or at all.

“Most Recent Balance Sheet Date” means December 31, 2013.

“Norwood Remediation Expenses” means all direct out-of-pocket costs and expenses associated with the Norwood Remediation, including those incurred by Buyer to address, investigate, mitigate, remediate, monitor, test and inspect the Norwood Facility necessary to obtain the issuance of the NFA and CNS, or to abate any violation of Environmental Laws, Order, or Environmental Permits, or to protect human health, safety, and the environment, including the costs for testing and analytical costs, risk assessments, regulatory and permitting fees, reasonable consultant and attorney’s fees, the costs to move or remove any structures, equipment, utilities, or improvements associated with the Norwood Remediation, preparation or amendment of health and safety plans, any out of pocket direct damages associated with the Norwood Remediation, the excavation, transportation, storage, treatment or disposal of Hazardous Substances associated with the Norwood Remediation including contaminated building materials, the preparation and filing of environmental covenants, and any continuing obligations under the NFA or CNS; provided in no event shall the Norwood Remediation Expenses be deemed to include the costs associated with performing the Permitted Norwood Phase II.

“Order” shall mean any decree (consent or otherwise), injunction, order, ruling, writ, directive, notice of violation (but only a notice of violation pursuant to Environmental Laws or Environmental Permits) quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, tribunal, administrative agency or Governmental Authority to which any Person is a party or that is or may be legally binding and enforceable on any Person or its securities, assets or business.

“Ordinary Course” shall mean the usual and ordinary course of business of the Business consistent with past practice (including with respect to quantity and frequency).

“Owned Real Property” shall mean the real property owned by Labels Company, together with all buildings, structures and other improvements, fixtures and easements, rights of way, water lines, uses, licenses, hereditaments, tenements, privileges and other appurtenances, now or subsequently located thereon.

“Party” shall mean each of GPII, Labels Company and Buyer.

“Permitted Exceptions” shall mean with respect to the Purchased Assets the following:

(a) Liens for Taxes, assessments and charges and other claims not yet payable or the validity of which a Seller is contesting in good faith;

(b) mechanic’s, workmen’s, repairmen’s, warehousemen’s and carrier’s Liens arising in the Ordinary Course;

(c) all existing general utility easements serving the Owned Real Property and all other instruments and encumbrances which affect the Owned Real Property and are recorded in the public records where the Owned Real Property is located;

(d) zoning laws and ordinances affecting the Owned Real Property;

“Person” shall mean any natural person, corporation, limited liability company, partnership, limited partnership, joint venture, trust, association or other unincorporated entity of any kind.

“Pre-Closing Environmental Matters” means: (i) the spillage, release or disposal of Hazardous Substances on or prior to the Closing Date either at, in, on, under or from any Facility, including the effects of such Hazardous Substances on the environment, Persons or real or personal property within or outside the boundaries of any Facility; (ii) the presence or release of Hazardous Substances, on or prior to the Closing Date at, in, on, under or from any Facility; (iii) the failure by the Sellers or their predecessors on or prior to the Closing Date of any Facility or any operations of the Sellers or the Business to be in compliance with any Environmental Laws, Orders, or Environmental Permits; (iv) any actual or potential liability of the Sellers pursuant to CERCLA or any similar Environmental Laws related to any Facility, the Business or the Sellers on or prior to the Closing Date; and (v) any other act, omission or condition existing with respect to the Business or any Business Real Property or of the Sellers existing or occurring on or prior to the Closing Date which gives rise to a claim or to any liability under any Environmental Laws.

“Proration Adjustment” means (a) compensation earned by hourly Business Employees between the Financial Effective Time and the Closing Date and paid by Sellers which is to be allocated to Buyer in accordance with Section 2.08, plus (b) the aggregate amount of all expenses incurred by Sellers with respect to the Owned Real Property for the period of time after Financial Effective Time which is to be allocated to Buyer in accordance with Section 2.08, less (c) the aggregate amount of all expenses incurred by Buyer with respect to the Owned Real Property for the period of time before Financial Effective Time which is to be allocated to Sellers in accordance with Section 2.08.

“Taxes” shall mean all taxes, charges, duties (including custom duties), levies or other assessments, including income, gross receipts, net proceeds, capital gains, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, harmonized sales, value added, stamp, leasing, lease, user, transfer, land transfer, fuel, excess profits, occupational, interest equalization, windfall profits, license, employer health, payroll, environmental, capital stock, disability, severance, employee’s income withholding, other withholding, unemployment and Social Security taxes, employment insurance, health insurance and other government pension plan premiums or contributions which are imposed by any Taxing Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

“Taxing Authority” shall mean U.S. Internal Revenue Service or any other state, local or foreign Governmental Authority responsible for the assessment and collection of Taxes.

“Transaction Documents” means this Agreement and the Escrow Agreement, the Transition Services Agreement, the Non-Competition Agreement, the Bill of Sale, the Assignment of Intellectual Property, the Norwood Deed and the certificates delivered pursuant to the terms hereof.

“Transition Services Agreement” shall mean that certain transition services agreement in the form of Exhibit B attached hereto.

“Vehicles” shall mean all motor vehicles, trucks and other rolling stock and all assignable warranties related thereto.

1.02 Interpretation. Unless the context of this Agreement otherwise requires, (a) words of any gender shall be deemed to include each other gender, (b) words using the singular or plural number shall also include the plural or singular number, respectively, (c) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement, (d) all references in this Agreement to Articles, Sections and Exhibits shall mean and refer to Articles, Sections and Exhibits of this Agreement, (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person) and (f) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

ARTICLE II

PURCHASE AND SALE, PURCHASE PRICE, ALLOCATION AND OTHER RELATED MATTERS

2.01 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, assign, convey, transfer and deliver to Buyer and Buyer shall acquire from Sellers the Purchased Assets free and clear of all Liens (other than Permitted Exceptions and Liens imposed by Buyer).

(a) “Purchased Assets” means (1) all right, title and interest in, under and to the assets, rights and properties of Labels Company (of whatever kind or nature, real or personal, tangible or intangible, and wherever located) and (2) all right, title and interest in, under and to the assets of GPII (of whatever kind or nature, real or personal, tangible or intangible, and wherever located) used exclusively in the operation of the Business, in each case except for the Retained Assets. Without limitation to the foregoing, the “Purchased Assets” shall include the following:

(i) the Owned Real Property, together with all buildings, structures, improvements, and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping located thereon, together with all of Sellers’ right, title and interest, if any, in and to any easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights);

(ii) the trade accounts receivable, other accounts receivable and notes receivable arising from or relating to the Business (the “Accounts Receivable”), purchase rebates, and other advances, prepaid expenses (including utility deposits) and other prepaid items arising from the Business;

(iii) all tangible personal property owned by a Seller and located at the Business Real Property or in transit to the Business Real Property as of the Financial Effective Time including abandoned tangible personal property, tangible personal property awaiting disposal and similar property and assets;

(iv) the tangible personal property, machinery, equipment, tools, dies, molds, spare and repair parts, Vehicles, transportation equipment, furniture and office equipment, goods, furnishings, jigs, fixtures, and computer hardware used exclusively in the Business, including abandoned tangible personal property, tangible personal property awaiting disposal and similar property and assets, including without limitation, those items set forth on Section 2.01(a)(iii) of the Disclosure Letter;

(v) the Inventory;

(vi) (A) the Material Contracts, other than those set forth on Section 2.01(b) of the Disclosure Letter, (B) each other contract or agreement for the sale or purchase of products or services by the Business, including purchase orders, and (C) all other contracts, agreements or instruments set forth in Section 2.01(a)(vi) of the Disclosure Letter (collectively, the “Assumed Contracts”);

(vii) the Lease Agreements;

(viii) an HTL application machine TD Series primarily designed for round plastic containers and currently located at Queretaro, Mexico;

(ix) the Business Intellectual Property;

(x) any Permits, including Environmental Permits, necessary for the operation of the Business and all other Permits relating primarily to the Business or the Facilities (to the extent any of the same are transferable or assignable to Buyer);

(xi) all of Sellers’ files, papers, documents and records located at the Facilities in any form or media relating primarily to the Business, including credit, sales and accounting records, repair and performance records, price sheets, catalogues and sales literature, books, processes, formulae, manufacturing data, advertising and promotional material, customer lists, vendor lists, stationery, office supplies, forms, catalogues, blueprints, design protocols, specifications for materials, specifications for parts and devices, safety procedures for handling of materials and substances, quality assurance and control procedures, correspondence, production records, and any other information reduced to writing or other physical or tangible media relating primarily to the Business;

(xii) all past, present and future claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, to the extent relating to the Purchased Assets or the Assumed Liabilities or relating primarily to the Business, whether arising or relating to periods prior to, on or after the Financial Effective Time; provided, however, that claims, causes of action, choses in action, rights of recovery and rights of set off against customers to the extent not arising out of or related to the Accounts Receivable, or the work performed with respect to the Accounts Receivable, shall not be included in the Purchased Assets; and

(xiii) all of the goodwill associated with the Business.

(b) “Retained Assets” means the following assets, rights and properties of Sellers, whether or not relating to the operations of the Business, all determined as of the Financial Effective Time:

(i) all cash and cash equivalents on hand, in banks or in transit, including bank overdrafts and marketable securities;

(ii) all insurance policies of Sellers acquired or assumed by Sellers prior to the Financial Effective Time and all rights (including claims) of Sellers of every nature and description under or arising out of such insurance policies;

(iii) any refunds or rights or claims for refunds of Taxes of Sellers;

(iv) all past, present and future claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, to the extent related to Retained Liabilities or Retained Assets;

(v) Sellers’ corporate seal, minute books and stock record books, the general ledgers and books of original entry, all income Tax returns and other income Tax records, reports, data, files and documents;

(vi) those assets, properties, rights and interests of Sellers specifically listed in Section 2.01(b) of the Disclosure Letter;

(vii) the tangible property (including the real property) of Sellers located in the St. Charles, Louisiana facility formerly associated with the Business;

(viii) GPII’s entire right, title and interest in the membership interests of Labels Company;

(ix) Sellers’ right in, and with respect to the assets associated with their Employee Plans; and

(x) all rights of Sellers under this Agreement and the Transaction Documents.

2.02 Purchase Price.

(a) The aggregate purchase price payable by Buyer for the Purchased Assets shall be (i) $72,600,154.38 in cash less the Estimated Assumed Net Debt (the “Closing Payment”), plus (ii) $8,066,683.82 (the “Escrow Amount”), plus or minus (iii) the Adjustment Amount (as defined in Section 2.04(a)) (the sum of, or difference between, as applicable (i), (ii) and (iii), “Purchase Price”);

(b) As additional consideration, at the Closing, Buyer shall assume, pay, undertake, perform and discharge the Assumed Liabilities pursuant to Section 2.05(a).

(c) At Closing, Buyer shall pay the Closing Payment by wire transfer of immediately available funds to a bank account designated by Sellers in writing to Buyer at least two (2) Business Days prior to Closing;

(d) At Closing, Buyer shall pay the Escrow Amount by wire transfer of immediately available funds to the Escrow Agent.

2.03 Determination of Adjustment Amount

(a) At least two Business Days prior to the Closing, the Sellers shall prepare and deliver to Buyer:

(i) an estimated balance sheet of the Business as of the Financial Effective Time (the “Estimated Closing Balance Sheet”) for informational purposes only, which shall reflect the Sellers’ best estimate of the Purchased Assets and Assumed Liabilities as of immediately prior to the Financial Effective Time, prepared in accordance with the standards for the preparation of the balance sheet of the Business included in the Financial Statements and shall include an estimate of the Prorated Amounts;

(ii) a certificate signed by the chief financial officer of GPII (the “Closing Date Consideration Calculation Certificate”) setting forth (1) based on the definition of Assumed Net Debt contained herein, the Sellers’ best estimate of the Assumed Net Debt (the “Estimated Assumed Net Debt”) and (2) the Sellers’ calculation of the Closing Payment based on the Estimated Assumed Net Debt.

(b) Within 30 calendar days after the Closing, the Sellers shall prepare and deliver to Buyer:

(i) an estimated balance sheet of the Business as of the Financial Effective Time (the “Closing Balance Sheet”) for informational purposes only, which shall reflect the Sellers’ best estimate of the Purchased Assets and Assumed Liabilities as of immediately prior to the Financial Effective Time, prepared in accordance with the standards for the preparation of the balance sheet of the Business included in the Financial Statements;

(ii) a certificate signed by the chief financial officer of GPII (the “Post-Closing Assumed Net Debt Certificate”) setting forth based on the definition of Assumed Net Debt contained herein, the Sellers’ best estimate of the Assumed Net Debt; and

(iii) a certificate (the “Proration Certificate”) signed by the chief financial officer of GPII setting forth (1) all deposits made and other pre-paid expenses incurred by Sellers with respect to the Owned Real Property for the period of time after the Financial Effective Time which is to be allocated to Buyer in accordance with Section 2.08, (2) Sellers’ estimate of the expenses incurred by Buyer with respect to the Owned Real Property for the period of time before the Financial Effective Time which is to be allocated to Sellers in accordance with Section 2.08 and (3) compensation earned by hourly Business Employees between the Financial Effective Time and the Closing Date and paid by Sellers which is to be allocated to Buyer in accordance with Section 2.08 (collectively, the “Prorated Amounts”) and setting forth Sellers’ best estimate of the Proration Adjustment.

(c) Buyer shall provide Sellers and their accountants and advisors all reasonable and timely access to the employees, work papers and other books and records and information that might be relevant to the preparation and review of the Closing Balance Sheet, Post-Closing Assumed Net Debt Certificate, and the Proration Certificate at all times prior to the Settlement Date. Within thirty (30) days after the Closing Balance Sheet, the Post-Closing Assumed Net Debt Certificate, and the Proration Certificate are delivered to Buyer, Buyer shall deliver to Sellers either (i) a written acknowledgement accepting the Post-Closing Assumed Net Debt Certificate, the Sellers’ calculation of the Assumed Net Debt contained therein, the Proration Certificate and the Sellers’ calculation of the Prorated Amounts contained therein; or (ii) a written report setting forth in reasonable detail any objection to the calculation of the Assumed Net Debt or the Prorated Amounts and Buyer’s determination of the Prorated Amounts (the “Adjustment Report”). If Buyer fails to respond to Sellers within such thirty (30) day period, Buyer shall be deemed to have accepted and agreed to the Post-Closing Assumed Net Debt Certificate, the Proration Certificate and the calculation of the Assumed Net Debt and the Prorated Amount, as delivered pursuant to Section 2.03(b).

(d) In the event Sellers and Buyer fail to agree on all of Buyer’s proposed adjustments to the Assumed Net Debt and the Prorated Amounts contained in the Adjustment Report within thirty (30) days after Sellers receive the Adjustment Report, then Sellers and Buyer mutually agree that Deloitte LLP, or such other accounting firm as determined by mutual agreement of the parties (the “Independent Auditors”) shall make the final determination with respect to the correctness of the proposed adjustments in the Adjustment Report to the Assumed Net Debt and the Prorated Amounts that remain in dispute. The Independent Auditors shall consider only the disputed matters that were included in the Adjustment Report relating to the Assumed Net Debt and the Prorated Amounts. Buyer and Sellers shall provide the Independent Auditors all reasonable and timely access to the employees, work papers and other books and records and information as reasonably necessary for the Independent Auditors to perform their function as arbitrator in determining the Assumed Net Debt and the Prorated Amounts. The decision of the Independent Auditors shall be final and binding on Sellers and Buyer, absent manifest error. The costs and expenses of the Independent Auditors for their services rendered pursuant to this Section 2.03(d) shall be borne by Sellers and Buyer in inverse proportion as each shall prevail on the dollar amounts of such disputed items so submitted to the Independent Auditors as provided in this Section 2.03(d).

(e) The date on which the calculation of the Assumed Net Debt and the Prorated Amounts is finally determined pursuant to this Section 2.03 shall hereinafter be referred to as the “Settlement Date.”

2.04 Purchase Price Settlement.

(a) If on the Settlement Date (i) the sum of the Assumed Net Debt Difference and the Proration Adjustment is a positive number, then the Buyer shall pay the Sellers an amount equal to the sum of the Assumed Net Debt and the Proration Adjustment; or (ii) the sum of the Assumed Net Debt Difference and the Proration Adjustment is a negative number, then the Sellers shall pay the Buyer an amount equal to the absolute value of the sum of the Assumed Net Debt Difference and the Proration Adjustment, in each case within ten (10) days after the Settlement Date, as applicable. Any amount payable by Buyer or Sellers pursuant to the immediately preceding sentence shall be referred to in the aggregate as the “Adjustment Amount.”

(b) Any payment required pursuant to Section 2.04(a) hereof shall be by the transfer of immediately available federal funds to a bank account designated in writing to the paying Party by the recipient of such payment.

2.05 Assumed Liabilities; Retained Liabilities.

(a) Upon the terms and subject to the conditions of this Agreement, Buyer shall, at the Closing, assume and agree to pay, perform, and discharge the Assumed Liabilities. Except for the Assumed Liabilities, Buyer shall not assume, whether by assignment, express or implied contract, by operation of law or otherwise, or be obligated to pay, perform, discharge or guarantee, any liabilities or obligations of Sellers or any Affiliate thereof (whether or not such liability or obligation is related to or arising out of the Business) whether arising or incurred before, on or after the Financial Effective Time.

(b) The term “Assumed Liabilities” means, except to the extent constituting a Retained Liability, the following obligations and liabilities of the Sellers:

(i) all accounts payable arising exclusively from the Business in the Ordinary Course through the Financial Effective Time; and

(ii) all obligations and liabilities of Sellers to perform after the Financial Effective Time the Assumed Contracts;

provided however, the Buyer shall not have been deemed to have assumed any obligation or liability arising from or relating to a breach of contract, breach of warranty, tort, infringement, violation of Law, Orders, Permits, or Pre-Closing Environmental Matters by any Seller prior to Closing.

(c) Retained Liabilities. The term “Retained Liabilities” means all liabilities or obligations of Sellers related to or arising out of the Business other than Assumed Liabilities, including without limitation, the following:

(i) any obligation or liability of the Sellers for Taxes other than Transfer Taxes (the liability for which Transfer Taxes shall be apportioned according to Section 2.06);

(ii) any obligation or liability of Sellers for income, transfer, sales, use and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Sellers are transferring the Purchased Assets) other than Transfer Taxes (the liability for which Transfer Taxes shall be apportioned according to Section 2.06);

(iii) any obligation of a Seller to indemnify any Person by reason of the fact that such Person was a director officer, employee or agent of such Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise);

(iv) any obligation or liability to any Seller or any Affiliate of any Seller;

(v) any liability or obligation of any Seller incurred in connection with this Agreement and the transactions contemplated hereby (including any obligation or liability with respect to any retention, completion or transaction bonuses paid to key employees);

(vi) any obligation or liability arising out of or relating to the Employee Plans of the Sellers, including without limitation, the Altivity Packaging Pension Plan;

(vii) any obligation or liability arising out of or relating to the Retained

Assets;

(viii) any obligation and liability in respect of Indebtedness of Sellers, including evidenced by notes, debentures, bonds or similar instruments;

(ix) the unpaid accreted principal of, and accrued and unpaid interest (less prepaid interest) on all Indebtedness of the Sellers;

(x) any deferred payments on the installed capital expenditure (that is operational and contributing to earnings as of the Financial Effective Time) of the Sellers;

(xi) all obligations of the Sellers for the reimbursement of any obligor on any letter of credit, banker’s acceptance, or similar transaction, but only to the extent such instrument is drawn upon;

(xii) the Pre-Closing Environmental Matters;

(xiii) the aggregate amount of all fees or financial penalties (including breakage fees and make whole payments) due and payable by the Sellers in connection with the repayment of any outstanding Indebtedness of the Sellers that is to be repaid at the Closing pursuant to this Agreement;

(xiv) all obligation or liability of the Sellers under any and all agreements or understandings between the Sellers and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers AFL-CIO-CLC, Local 098 (the “Union”);

(xv) any and all unknown or contingent liabilities of Sellers related to claims for breach of warranty, product liability, property damage, or any bodily harm caused to any Person;

(xvi) all liabilities or obligations with respect to the GPII Management Incentive Plan, the Sales Incentive Plan, and the Long-Term Incentive Plan, including any amounts owing under each plan for the calendar year ending December 31, 2013; and

(xvii) any obligation or liability arising from the installation or operation of any equipment at the Norwood Facility without an Environmental Permit or in violation of any Environmental Laws prior to Closing, including but not limited to fines, penalties, permit fees, and costs to prepare permit applications.

(d) All of the Retained Liabilities shall remain and be the debts, obligations and liabilities of Sellers, and Buyer shall have no liability or responsibility for any of the debts, obligations or liabilities arising therefrom.

2.06 Sales and Transfer Taxes. All sales, use, Vehicle, transfer, documentary, stamp, recording and all other similar non-income Taxes or expenses arising out of or in connection with the purchase and sale of the Purchased Assets as contemplated in this Agreement (“Transfer Taxes”) shall be borne equally by Sellers, on the one hand, and Buyer, on the other hand. Sellers shall file all necessary Tax returns and other documents required to be filed with respect to such Transfer Taxes. Buyer will cooperate with Sellers to the extent reasonably necessary to make such filings or Tax returns as may be required.

2.07 Allocation of Purchase Price. Section 2.07 of the Disclosure Letter sets forth the allocation of the Purchase Price (and all relevant Assumed Liabilities) (the “Purchase Price Allocation Schedule”) among the Purchased Assets in accordance with Code Section 1060, as agreed to by Sellers and Buyer. Each Party hereto agrees for all Tax reporting purposes (including for purposes of filing of an IRS Form 8594) to report the transactions consistently with the allocation set forth on the Purchase Price Allocation Schedule (as finally agreed upon by Sellers and Buyer). The Parties hereto shall make appropriate adjustments to the allocations on the Purchase Price Allocation Schedule to reflect any adjustments to the Purchase Price. Neither Sellers nor Buyer shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

2.08 Prorations and Adjustments. All real estate taxes and assessments with respect to the Owned Real Property shall be prorated between the parties as of the Financial Effective Time based on the latest available tax bill. Final readings of all gas, water, and electric meters shall be made as of the date of the Financial Effective Time, if possible. Sellers shall, jointly and severally, be responsible for all charges for consumption of utilities prior to the Financial Effective Time and Buyer shall be responsible for consumption of utilities on and after the Financial Effective Time. Sellers and Buyer shall cooperate in making all arrangements for the continuation of utility services and the payment of the charges therefor. The parties will prorate, as of the Financial Effective Time, any miscellaneous expenses applicable to the Owned Real Property that the parties mutually agree are properly allocable partly to a period of time prior to the Financial Effective Time and partly to a period of time after the Financial Effective Time which are not otherwise expressly addressed in this Agreement. Compensation earned by hourly Business Employees between the Financial Effective Time and the Closing Date (i.e., for the avoidance of doubt, compensation for time worked on February 1, 2014 and February 2, 2014) shall be paid by Sellers in the ordinary course of their payroll practices. Buyer shall reimburse Sellers for such payments in accordance with the Proration Certificate. All items which are not subject to an exact determination shall be estimated by the parties.

ARTICLE III

CLOSING AND CLOSING DATE DELIVERIES

3.01 Closing. The term “Closing” as used herein shall refer to the actual conveyance, transfer, assignment and delivery of the Purchased Assets to, and the assumption of the Assumed Liabilities by, Buyer in exchange for the payment of the Closing Payment to Sellers pursuant to Section 2.02(c), which shall be treated as occurring at 12:01 a.m. local time on the Closing Date. The Closing shall take place at the offices of Keating Muething & Klekamp PLL, One East Fourth Street, Suite 1400, Cincinnati, Ohio 45202, at 10:00 a.m. local time on February 3, 2014 (“Closing Date”).

3.02 Closing Deliveries by Sellers. At the Closing, Sellers shall deliver to Buyer, in each case in form and substance reasonably satisfactory to Buyer:

(a) an assignment and bill of sale for all of the Purchased Assets in form and substance reasonably acceptable to Buyer and Sellers (the “Bill of Sale”) executed by Sellers;

(b) an instrument of assumption providing for Buyer’s assumption of the Assumed Liabilities in form and substance reasonably acceptable to Buyer and Sellers (the “Instrument of Assumption”) executed by Sellers;

(c) a limited warranty deed in recordable form in favor of Buyer and such other appropriate document or instrument of transfer, as the case may require, each in form and substance reasonably acceptable to Buyer and Sellers (the “Norwood Deed”) executed by Labels Company;

(d) an assignment of all of the Business Intellectual Property in form and substance reasonably acceptable to Buyer and the Sellers (“Assignment of Intellectual Property”) executed by the Sellers;

(e) such other bills of sale and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and Sellers and their respective legal counsel and executed by Sellers;

(f) such affidavits, memoranda, and other assurances (in form and substance reasonably acceptable to Sellers and their legal counsel) that are reasonably required by a national title insurance company selected by Buyer in order to issue an owner’s title insurance policy to Buyer at Closing with respect to the Owned Real Property;

(g) a non-competition agreement in the form of Exhibit C, executed by Graphic Packaging Holding Company (the “Non-competition Agreement”);

(h) a certificate, dated the Closing Date, executed by the appropriate officer of Sellers, required by Section 7.01;

(i) certificates, duly completed and executed by GPII pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations, certifying that GPII is not a “foreign person” within the meaning of Section 1445 of the Code;

(j) a certificate of the Secretary of each Seller containing (i) the Certificate of Formation of Labels Company and the Certificate of Incorporation of GPII, certified as of a recent date by the Secretary of State of the applicable state of formation or incorporation, (ii) the governing documents of Labels Company and GPII, certified as of the Closing Date by the Secretary of Labels Company or of GPII, as applicable, and (iii) true and correct copies of the resolutions duly adopted by the Board of Managers of Labels Company and the Board of Directors of GPII approving and authorizing each of the Transaction Documents to which Labels Company or GPII, respectively, is a party and each of the transactions contemplated hereby and thereby, which certificate shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect;

(k) documentation reasonably acceptable to Buyer evidencing the release of Liens on the Purchased Assets as of the Closing (including the discharge of all charges, property mortgages inter-company debt and cross guarantees applicable to the Purchased Assets), except for Permitted Exceptions;

(1) the HTL Patent Infringement Claim Settlement Agreement and associated documentation (the “Settlement Agreement”) in the form of Exhibit D, executed by GPII; and

(m) the Escrow Agreement in the form of Exhibit E (the “Escrow Agreement”), executed by Sellers.

3.03 Closing Deliveries by Buyer. At the Closing, Buyer shall deliver to Sellers, in each case in form and substance reasonably satisfactory to Sellers:

(a) the Closing Payment to be delivered by Buyer pursuant to Section 2.02(c);

(b) the Escrow Amount to be delivered by Buyer to the Escrow Agent pursuant to Section 2.02(c);

(c) a certificate, dated the Closing Date, executed by the appropriate officer of Buyer, required by Section 8.01;

(d) a certificate of the Secretary of Buyer containing (a) the Articles of Organization of Buyer, certified as of a recent date by the Secretary of State of the State of Ohio, (b) the Operating Agreement of Buyer, certified as of the Closing Date by the Secretary of Buyer, and (c) a true and correct copy of the resolutions duly adopted by the Sole Member of Buyer approving and authorizing each of the Transaction Documents to which Buyer is a party and each of the transactions contemplated hereby and thereby, which certificate shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect;

(e) properly completed resale certificates and other exemption certificates or documents with respect to the Inventory or other Purchased Assets for which Buyer is claiming an exemption from any state or local sales or use or other similar Tax;

(f) the Settlement Agreement, executed by Multi-Color Corporation; and

(g) the Escrow Agreement, executed by Buyer and Fifth Third Bank, as escrow agent (the “Escrow Agent”).

3.04 Cooperation. Sellers and Buyer shall, on written request, on and after the Closing Date, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably required by the parties to consummate or otherwise implement the transactions contemplated by this Agreement. If at any time, before or after the Closing Date, any Party discovers any Purchased Asset that was not in fact physically transferred to Buyer on the Closing Date, such Party shall promptly notify the other Party and the Parties shall take all actions and execute all documents to effectuate the transfer to Buyer thereof without increase to the Purchase Price.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Letter, each of the Sellers warrants and represents to Buyer as follows:

4.01 Authority. Sellers have the power and authority to enter into this Agreement and the other Transaction Documents to which Sellers are a party, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company action on the part of such Seller. This Agreement has been duly and validly executed by the Sellers, and constitutes a legal, valid and binding obligation of the Sellers in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). At Closing each Transaction Document will be binding upon, and enforceable against, Sellers in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.02 Due Formation and Qualification; Equity Interests.

(a) Labels Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. GPII is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Labels Company and GPII have the requisite limited liability company and corporate, respectively, power and authority to own, lease and operate the Purchased Assets and the Business.

(b) Labels Company and GPII are duly qualified to do business as a foreign limited liability company and foreign corporation, respectively, in the states where they are required to do so, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The Purchased Assets do not include (i) any, or any agreement to acquire, equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, or (ii) any obligations to repurchase, redeem or otherwise acquire any equity securities or other securities of any Person.

4.03 No Violations and Consents.

(a) Except as set forth on Section 4.03(a) of the Disclosure Letter, the execution, delivery and performance of this Agreement and each Transaction Document by each Seller does not and will not, after the giving of notice, or the lapse of time, or otherwise, (i) conflict with, result in any violation of, or constitute a default under, (A) the organizational or governing documents of such Seller, or (B), any Law, any Material Contract or any Permit to which such Seller is a party; (ii) result in the creation of any Lien upon the Purchased Assets; or (iii) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon, cancel or refuse to perform, any Material Contract to which such Seller is a party.

(b) Except as set forth on Section 4.03(b) of the Disclosure Letter, the execution and delivery by Sellers of this Agreement and each Transaction Document does not, and the performance by Sellers of their respective obligations hereunder and thereunder will not, require either Seller to obtain any consent, order, approval, authorization or other action of, or make any filing with or give any notice to, any Governmental Authority, except filings under the HSR Act.

4.04 Financial Statements.

(a) The Financial Statements are attached as Section 4.04(a) of the Disclosure Letter.

(b) The Financial Statements have been prepared in a manner consistent with the Business’s books and records and in accordance with the Accounting Principles applied on a consistent basis throughout the periods covered thereby and, subject to the Accounting Principles, fairly present the financial condition of the Business, taken as a whole, as of such dates and the results of the Business’s operations for the periods specified, subject to normal year-end adjustments and the absence of footnotes. The results of operations of the Business are consolidated into the consolidated financial statements of Graphic Packaging Holding Company.

(c) The Sellers do not have any obligation or liability of any nature arising out of, relating to the Business (matured or unmatured, fixed or contingent) of a character required under the Accounting Principles, as applicable, to be reflected or reserved against on a balance sheet, other than (i) obligations or liabilities reflected or reserved against on the Financial Statements, (ii) obligations or liabilities disclosed in Section 4.04(c) of the Disclosure Letter, (iii) obligations or liabilities incurred since the date of the Year End Financial Statements in the Ordinary Course, consistent with past practice, or (iv) obligations or liabilities arising out of this Agreement.

(d) Throughout the period of time reflected in the Financial Statements, the Sellers have established and maintained a system of internal accounting controls that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements of Graphic Packaging Holding Company.

4.05 Material Changes in the Business. Since the date of the Year End Financial Statements, (i) the Business has been conducted in the Ordinary Course and (ii) there has been no change in the financial condition or operating results of the Business which is reasonably expected to have a Material Adverse Effect. Without limitation to the foregoing, there has been no:

(a) (i) except for normal periodic increases in the Ordinary Course, material increase in the annual rates of base salary or wages payable or to become payable by the Sellers to any of the current or former employees, directors or consultants of the Business, (ii) material bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the current or former employees, directors or consultants of the Business, except in the Ordinary Course, (iii) material welfare, pension, retirement, profit-sharing, incentive compensation or similar plan, program, payment or arrangement established or materially amended by the Sellers for any of the current or former employees, directors or consultants of the Business, except in the Ordinary Course or (iv) new employment or severance agreement that covers current or former employees, directors or consultants of the Business;

(b) any sale, assignment or transfer of any assets used primarily in the Business in excess of $50,000, individually, or $100,000 in the aggregate, other than sales, assignments or transfers of Inventory made in the Ordinary Course consistent with past practice;

(c) damage or destruction (whether or not covered by insurance) to the property of the Business exceeding $50,000;

(d) cancellation of any Indebtedness owed to the Sellers with respect to the Business or waiver of any rights of substantial value with respect to the Business, in either case exceeding $50,000;

(e) entry into, cancellation, termination or material amendment of any Material Contract, Permit or Environmental Permit necessary to carry on the Business;

(f) any incurrence of liability for capital expenditures with respect to the Business, other than capital expenditures that do not exceed $50,000 individually or $250,000 in the aggregate;

(g) material change in accounting methods or practices by the Sellers applicable to the Business; or

(h) agreement by the Sellers to do any of the foregoing.

4.06 Assets. Except as set forth on Section 4.06 of the Disclosure Letter and except for the services to be provided under the Transition Services Agreement, and subject to obtaining the consents listed in Section 4.03(a) or Section 4.03(b) of the Disclosure Letter, the Purchased Assets constitute all of the material assets used by Sellers in the operation of the Business.

4.07 Contracts.

(a) Section 4.07 of the Disclosure Letter sets forth a true and complete list of all Material Contracts as of the date hereof. “Material Contracts” means the following written contracts, agreements and/or commitments (1) relating exclusively to the Purchased Assets or operation of the Business or (2) material to the Business and not relating exclusively to the Business, including any of the same which are oral in nature:

(i) any lease or license of personal property from or to third parties having a value in excess of $100,000 annually or included in the Purchased Assets;

(ii) any mortgage, indenture, loan or credit agreement, security agreement or other agreement, instrument or contract (or group of related contracts) under which a Seller has created, incurred, assumed, or guaranteed any Indebtedness, or any capitalized lease obligation or other agreement, in each case under which any of the assets or properties of the Business, including the Purchased Assets (tangible and intangible), are subject to a Lien;

(iii) any (A) joint or cooperative marketing or development contract or (B) other contract concerning a partnership, franchising arrangement or joint venture;

(iv) any contract relating to the exclusive right to sell or distribute products of the Business;

(v) any contract that prohibits or restricts the Sellers with respect to the Business from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person;

(vi) any contract with any Affiliate of either Seller that will not be terminated as of the Closing;

(vii) any contract with a customer of that involves delivery of goods by a Seller of an amount in excess of $100,000 per year; and

(viii) any other contract (or group of related contracts) not otherwise of the type described in paragraphs (i) — (viii) above with a term of greater than one year and involving payment by or to a Seller of $100,000 or more and not terminable by such Seller without penalty on fewer than sixty (60) days’ notice.

(b) Each Material Contract is a valid and binding obligation of the Seller that is a party to such Material Contract and, to the Knowledge of Sellers, is a valid and binding obligation of each of the other parties thereto, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). Each Seller has performed all material obligations required to be performed by it under each Material Contract to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder. To the Knowledge of Sellers, each other party to each Material Contract has performed all material obligations required to be performed by such party thereunder and is not (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder.

4.08 Real Property.

(a) Section 4.08(a) of the Disclosure Letter contains a true and complete legal description and mailing address for each parcel of the Owned Real Property. With respect to the Owned Real Property, except as set forth in Section 4.08(a) of the Disclosure Letter:

(i) Labels Company has insurable fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Exceptions;

(ii) Labels Company has not leased, subleased, licensed or otherwise granted to any Person the right to possess, use or occupy the Owned Real Property or any portion thereof;

(iii) There are no outstanding options or rights of first refusal or other agreements granting to any Person any right to purchase or lease the Owned Real Property, or any portion thereof or interest therein; and

(iv) Labels Company has not received any written notice of any pending or threatened condemnation proceedings in the nature of eminent domain in connection with the Owned Real Property.

(b) Section 4.08(b) of the Disclosure Letter sets forth the address of the Leased Real Property. Sellers have delivered to Buyer copies of the lease agreements for the Leased Real Property (the “Lease Agreements”). With respect to the Leased Real Property, except as set forth in Section 4.08(b) of the Disclosure Letter:

(i) the Lease Agreements are valid and binding obligations of GPII and, to the Knowledge of Sellers, are valid and binding obligation of each of the other parties thereto, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity);

(ii) GPII has performed all material obligations required to be performed by it under the Lease Agreements and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder;

(iii) to the Knowledge of Sellers, the other parties to the Lease Agreements have performed all obligations required to be performed by such parties thereunder and are not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder;

(iv) GPII has not subleased, assigned or otherwise granted to any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(v) GPII has not pledged, mortgaged or otherwise granted a Lien on the leasehold interest in the Leased Real Property, other than Permitted Exceptions.

(c) Use of the Owned Real Property for the various purposes for which it is presently being used is permitted as of right under applicable zoning and similarly applicable Law.

(d) All buildings, structures, fixtures and other improvements included in the Owned Real Property (collectively, the “Improvements”) are in material compliance with all applicable Laws, including those pertaining to health and safety, zoning, building and construction requirements and the disabled. No part of any Improvement encroaches on any real property not included in the Owned Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Owned Real Property. Each parcel of Owned Real Property (i) abuts on and has direct vehicular access to an improved public road or has access to an improved public road via a permanent, irrevocable, appurtenant easement improved with a road benefiting such parcel of the Owned Real Property and comprising a part of the Owned Real Property, (ii) is supplied with public or quasi-public utilities and (iii) is not located within any flood plain or area subject to wetlands regulation. Except as set forth in Section 4.08(c) of the Disclosure Letter, the Improvements are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, are suitable for the purposes for which they are being used and have been maintained and operated in accordance with normal industry practice and in material compliance with applicable Law and Permits.

4.09 Title to Tangible Personal Property. Each Seller has good and valid title to the tangible personal property included in the Purchased Assets owned by such Seller or valid and subsisting leases with respect to the tangible personal property included in the Purchased Assets leased by such Seller. All such owned tangible personal property is owned free and clear of all Liens, except for Permitted Exceptions. Each such tangible asset has been maintained in accordance with normal industry practice and is in good operating condition and repair (subject to normal wear and tear). To the Knowledge of Sellers, Schedule 4.09 includes the address of each location (other than the Business Real Property) where the Equipment is located.

4.10 Accounts Receivable. All Accounts Receivable (a) represent valid and bona fide obligations arising from sales actually made or services actually rendered by the Business in the Ordinary Course, (b) are correct as to amount, and to the Knowledge of Sellers are legally enforceable according to their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity) and (c) to the Knowledge of Sellers, have no right of defense or set-off against them. Section 4.10 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Financial Statement, which list sets forth the aging of such Account Receivables.

4.11 Litigation. There are no actions, claims, Orders, arbitrations or proceedings (each a “Proceeding”) pending, or, to the Knowledge of Sellers, threatened in writing against either Seller relating to or affecting the Business or any of the Purchased Assets, before or by any Governmental Authority, or by any other Person. Neither Seller is, in respect of the Business or any of the Purchased Assets, subject to any Order, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.12 Compliance With Laws. Neither Seller is in material violation of any Law, Permit or Order applicable to the Business or the Business Real Property or by which any of the Purchased Assets are bound or subject. Notwithstanding the foregoing, compliance with Environmental Laws and any environmental condition, fact or circumstance is exclusively and solely governed by Section 4.17 and this Section 4.12 does not constitute a representation or warranty as to compliance with Environmental Laws or any environmental condition, fact or circumstance.

4.13 Labor Matters.

(a) Except as set forth in Section 4.13 of the Disclosure Letter, with respect to the Business:

(i) there is no collective bargaining agreement or relationship with any labor organization;

(ii) to the Knowledge of any of Sellers, no executive or manager of the Business (1) has any present intention to terminate his or her employment, or (2) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides such entity that would be material to the performance of such employee’s employment duties, or the ability of such entity or Buyer to conduct the Business;

(iii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(iv) to the Knowledge of the Sellers, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(v) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of Sellers, threatened;

(vi) there is no workmans compensation liability, experience, or matter outside the Ordinary Course; and

(vii) there is no employment-related charge, complaint, grievance, investigation, inquiry, or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by the Sellers of any law, regulation, or contract.

(b) Except as set forth in Section 4.13(b) of the Disclosure Letter, there are no employment contracts or severance agreements with any employees of the Business. True and complete copies of all such documents have been provided to Buyer prior to the date of this Agreement.

(c) Sellers have provided to Buyer a true and complete list of all officers and employees of the Business on the date hereof along with the amount of the current annual base salary, integrated salary, job title, vacation accrued, vacation premium, bonuses along with a full and complete description of any commitments to such officers and employees with respect to compensation payable hereafter. The Sellers have not, because of past practices or previous commitments with respect to the Sellers’ officers or employees, established any rights or expectations on the part of such officers or employees to receive additional compensation inconsistent with past practices with respect to any period after the date hereof. To the Knowledge of the Sellers, as of the date hereof none of the officers of the Business has provided oral or written notice to either Seller that he or she intends to leave the employment of the Business.

(d) Set forth on Section 4.13(d) of the Disclosure Letter is a description of all claims, lawsuits or Proceedings made or commenced against the Sellers or their Affiliates by officers or employees of the Business within the last twenty-four (24) months.

(e) With respect to the transactions contemplated by this Agreement, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been satisfied.

4.14 Employee Benefit Matters.

(a) Section 4.14 of the Disclosure Letter lists each Employee Plan under which Sellers or any of their Affiliates have any obligations with respect to any employee or former employee of the Business (the “Seller Employee Plans”).

(b) Each Seller Employee Plan has been maintained, funded and administered in all material respects in accordance with its terms and complies in form and in operation in all material respects with the applicable requirements of the Employee Retirement Income Security

Act of 1974, as amended (“ERISA”), the Code and other applicable laws. Other than routine claims for benefits, there is no claim or lawsuit pending or, to the knowledge of the Company, threatened in writing against or arising out of an Seller Employee Plan. Nothing has occurred with respect to any Seller Employee Plan that could reasonably be expected to subject Buyer to any liability under ERISA or to any tax, penalty, or other liability under the Code.

(c) Each Seller Employee Plan that is intended to meet the requirements of Section 401 (a) of the Code has received a favorable determination letter from the IRS or is maintained pursuant to a prototype or volume submitter plan and is entitled to rely upon a favorable opinion or advisory letter issued by the IRS with respect to such prototype or volume submitter plan and there are no existing circumstances or events that would reasonably be expected to result in any revocation of, or change to, such determination letter or the unavailability of reliance on such opinion or advisory letter from the IRS, as applicable, nor has such revocation or unavailability been threatened.

(d) Seller does not contribute to and is not obligated to contribute nor has previously contributed to a multiemployer pension plan subject to Title IV of ERISA or a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA that would result in any withdrawal liability due to entering into the transaction contemplated by this Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.14 are the sole and exclusive representations and warranties of Sellers with respect to employee benefit matters, including laws applicable to employee benefits.

4.15 Taxes. All Tax returns for Taxes with respect to the Business for which Buyer could be liable following the Closing (“Successor Liability Taxes”) have been timely filed by Sellers with the appropriate Taxing Authority or requests for extensions have been timely filed, granted, and have not expired for periods (or portions thereof) ended on or before the Closing Date, and Sellers have paid all Successor Liability Taxes shown to be due on any such filed Tax returns. There are no Liens on any of the Purchased Assets resulting from any failure (or alleged failure) to pay any Successor Liability Tax. No claim, audit or investigation of the Business is pending, or to Sellers’ Knowledge, threatened in writing, by any state, local, or other jurisdiction with respect to any Successor Liability Tax.

4.16 Licenses and Permits. Section 4.16 of the Disclosure Letter sets forth all licenses, franchises, permits, approvals, authorizations, exemptions, certificates, registrations and similar documents or instruments of all Governmental Authorities material to the operation of the Business as it is currently conducted (“Permits”) (except for those required by Environmental Laws, which are exclusively and solely governed by Section 4.17), all of which are in full force and effect. Each Seller is in compliance with the terms and conditions of all such Permits in the name of such Seller except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Seller has received notice of any claimed or purported default under any Permit that remains pending and uncured and there are no Proceedings pending, or, to the Knowledge of Sellers, threatened in writing, to cancel, materially modify or materially change any such Permit.

4.17 Environmental Matters.

(a) Sellers are not in violation of, nor, to the Knowledge of Sellers, have any liability under, any applicable Environmental Laws with respect to the Business, or the Business Real Property. In addition, except as set forth on Section 4.17 of the Disclosure Letter, Sellers together currently hold all Permits which are required under applicable Environmental Laws for the operation of the Business and the Business Real Property as currently conducted (collectively, “Environmental Permits”) which Environmental Permits remain in full force and effect, and there are no pending or threatened Proceedings that would reasonably be expected to result in the termination, revocation, non-renewal, or adverse modification of any such Environmental Permits, and neither Seller is in violation of any Environmental Permits. Section 4.17 of the Disclosure Letter sets forth all Environmental Permits held by the Sellers for the Business and Business Real Property. Each Seller is in compliance with the terms and conditions of all such Environmental Permits. Neither Seller has received notice of any claims or purported defaults or violations under any Environmental Permit that remains pending or uncured.

(b) There are no actions, suits, Proceedings, or claims pending or, to Sellers’ Knowledge, threatened in writing by any Governmental Authority or Person against either Seller with respect to the Business, or the Business Real Property pursuant to any Environmental Laws, Environmental Permits or Orders.

(c) Neither Seller nor, to the Knowledge of Sellers, its predecessors in interest or title, have used the Business Real Property for the handling, treatment, storage, or disposal of any Hazardous Substances, except in compliance with applicable Environmental Laws and Environmental Permits. Neither Seller has received any written or, to the Knowledge of Sellers, oral notice or claim indicating that such Seller or any other Person is potentially liable as a result of the spilling, dumping, discharge, or release by such Seller or any other Person of any Hazardous Substances at, on, in, under or about the Business Real Property.

(d) No Hazardous Substances generated by the Business or at the Business Real Property have been sent, transferred, transported to, treated, stored, or disposed of at any property that does or may require investigation or clean-up, including any site listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA or to any site listed on any state list of sites requiring or recommended for investigation or clean-up. Neither the Owned Real Property nor the Leased Real Property is listed on the National Priorities List or any state list of sites requiring or recommended for investigation or clean up.

(e) Sellers have provided Buyer with substantially complete copies of all written information in their possession or control pertaining to Sellers’ compliance with or liability under any Environmental Laws, Environmental Permits, or Orders pertaining to the Business, and Business Real Property, including environmental compliance audits, notices of violations, environmental site assessments, Orders, regulatory inspections, information requests from Governmental Authorities, and any releases or threatened releases of Hazardous Substances pertaining to the Facilities. Listed on Section 4.17 of the Disclosure Letter is a copy of all environmental reports, site assessments, Environmental Permits, and other environmental studies and reports possessed by or under the control of Sellers pertaining to the Business and Business Real Property. Buyer acknowledges receipt of such documents.

(f) To the Knowledge of Sellers, no Hazardous Substances have been spilled, released, or disposed at, on, in, under or about the Business Real Property prior to the Closing in violation of or which creates liability under any Environmental Laws or Environmental Permits.

(g) Sellers have removed all friable asbestos-containing materials from the Norwood Facility.

(h) Sellers agree to provide Buyer with a reliance letter, in a format and with terms and conditions acceptable to Buyer, from its consultant for the September 2013 Phase I Environmental Site Assessments of the Greensboro Facilities.

(i) Except for the four (4) underground storage tanks currently in use at the Norwood Facility, no other underground storage tanks exist on the Business Real Property.

4.18 Brokers. Except for any fees that will be paid by Sellers or their Affiliates to Robert W Baird & Co., neither this Agreement, any Transaction Document nor the sale of the Purchased Assets or any other transactions contemplated by this Agreement was induced or procured through any Person acting on behalf of, or representing, Sellers or any of their Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity, or has or will give rise to any liability for any brokerage, finder’s or other fee or commission.

4.19 Insurance. Sellers maintain insurance policies which, in all material respects, are against risks of a character and in such amounts as customary for companies of a similar size operating in the same or similar industry as the Business. Each insurance policy of Sellers pertaining to the Business is in full force and effect as of the date hereof and all premiums payable to date have been paid.

4.20 Intellectual Property.

(a) Section 4.20 of the Disclosure Letter sets forth a true and complete list of all the Business Intellectual Property. Except as set forth on Section 4.20 of the Disclosure Letter, Labels Company or GPII, as applicable, owns and possesses good title to all the Business Intellectual Property. To the Knowledge of Sellers, Labels Company or GPII, as applicable, owns or has the right to use all material Intellectual Property Rights used in the operation of the Business.

(b) No claims are pending before a Governmental Authority or, to the Knowledge of Sellers, threatened in writing against either Seller as of the date of this Agreement with respect to the ownership, use or validity of any the Business Intellectual Property. Except as set forth on Section 4.20 of the Disclosure Letter, since December 31, 2011, neither Seller has been sued or charged as a defendant in any claim, suit, action, or proceeding which involves a claim of infringement by the Business of any Intellectual Property Rights of any third party and which has not been finally terminated prior to the date hereof.

(c) Each Seller owns and possesses the entire right, title and interest in and to all Business Intellectual Property created or developed by, for or under the direction or supervision of such Seller or from the research or development conducted by such Seller. Sellers have used reasonable efforts, consistent with customary practices in the industry in which they operate, to preserve the confidentiality of their respective trade secrets.

4.21 Inventory. The Inventory of the Business (other than scrap) was acquired in bona fide transactions in the Ordinary Course and is useable and/or saleable in the Ordinary Course, subject to any reserves for Inventory write-downs reflected in the most recent balance sheet included in the Financial Statements as adjusted for the passage of time in accordance with the past custom and practice of the Business. Sellers together have good and marketable title to the Inventory to be used or consumed in the Business free and clear of all Liens, other than Permitted Exceptions.

4.22 Product Warranties. Except as set forth in Section 4.22 of the Disclosure Letter, each product manufactured, sold, leased, or delivered by the Business has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Sellers have no liability or obligation (and there is no basis for any present or future Proceedings against it giving rise to any liability or obligation) exceeding $25,000 for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased, or delivered by the Business is subject to any guaranty, warranty, or other indemnity materially different from the applicable standard terms and conditions of sale or lease, other than those guaranties, warranties or other indemnities set forth in customer purchase orders.

4.23 Certain Business Relationships with the Business. Except as disclosed on Section 4.23 of the Disclosure Letter, neither GPII nor any of the Affiliates, directors, officers or employees of GPII or the Business is a supplier or customer of the Business.

4.24 Customers; Suppliers. Section 4.24(a) of the Disclosure Letter sets forth (a) a true, correct and complete list of the ten (10) largest customers of the Business (based on amounts of revenues from the customers for the twelve (12)-month period ended December 31, 2012) and (b) a true, correct and complete list of the ten (10) largest customers of the Business (based on amounts of revenues from the customers for the 12-month period ended December 31, 2013). Section 4.24(b) of the Disclosure Letter sets forth a true, correct and complete list of the ten (10) largest suppliers of the Business (based on amounts of payments to the suppliers for the twelve (12)-month period ended December 31, 2012) and the ten (10) largest suppliers of the Business based on amounts of payments to the suppliers for the 12-month period ended December 31, 2013. No customer listed on Section 4.24(a) of the Disclosure Letter has indicated, to the Knowledge of Sellers, that it shall stop, or materially decrease the rate of, buying materials, products or services from the Business. No supplier of the Business listed on Section 4.24(b) of the Disclosure Letter has indicated, to the Knowledge of Sellers, that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer warrants and represents to Sellers as follows:

5.01 Due Formation. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio.

5.02 Authority. Buyer has the power and authority to enter into, and perform its obligations under, this Agreement and each Transaction Document and has taken all requisite limited liability company action to authorize its execution and delivery of this Agreement and each Transaction Document to which it is a party and the performance of its obligations under this Agreement and each Transaction Document to which it is a party; and this Agreement has been, and at Closing each such Transaction Document will be, duly executed and delivered by Buyer, and this Agreement is and at Closing each such Transaction Document will be binding upon, and enforceable against, Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity.)

5.03 No Violations.

(a) The execution, delivery or performance by Buyer of this Agreement and each Transaction Document to which it is a party by Buyer does not and will not, after the giving of notice, or the lapse of time, or otherwise: violate, conflict with, result in a breach of, or constitute a default under, the organizational documents of Buyer, or any Law or any material contract, agreement, commitment or plan to which Buyer is a party, except for those which, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) The execution and delivery by Buyer of this Agreement and each Transaction Document does not, and the performance by Buyer of its obligations hereunder and thereunder will not, require Buyer to obtain any consent, order, approval, authorization or other action of, or make any filing with or give any notice to, any Governmental Authority, except (i) pursuant to the applicable requirements of the HSR Act or (ii) where failure to obtain such consents, orders, approvals, authorizations or actions, make such filings or give such notices would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

5.04 Brokers. There is no Person acting on behalf of, or representing, Buyer or any of its Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity who will be entitled to any fee in connection with the transactions contemplated hereby.

5.05 Litigation. There are no Proceedings pending against Buyer or any of its assets or properties at law or in equity, before or by any Governmental Authority, or by any other Person, which, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect.

5.06 Financial Ability. Buyer has on the date of this Agreement, and on the Closing Date Buyer shall have, all funds necessary to purchase the Purchased Assets and to consummate the transactions contemplated by this Agreement and the Transaction Documents. There is no financing contingency or condition applicable to the transactions contemplated by this Agreement.

ARTICLE VI

CERTAIN COVENANTS

6.01 Government Filings. Sellers and Buyer have filed with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) the notification and report form required for the transactions contemplated hereby, and agree to promptly file any supplemental or additional information that reasonably may be requested in connection therewith pursuant to the HSR Act and comply in all material respects with the requirements of the HSR Act. Sellers shall direct any proceedings or negotiations with any Governmental Authority relating to any of the foregoing at its sole cost and expense, provided, that it shall permit Buyer to review any communication given by it to, and Buyer and Sellers shall consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or such other applicable Governmental Authority or other Person, Sellers shall give Buyer the opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing or anything set forth in this Agreement, no Party’s obligations hereunder shall be deemed to require such Party to divest any assets or properties held by such Party or to hold any assets or properties separately as a condition of obtaining the consent of any Governmental Authority to the transactions contemplated hereby.

6.02 Access to Records. Pending Closing, Sellers shall, at all reasonable times, and upon reasonable prior notice, make the Facilities and any financial, operational and other books and records to the extent relating to the Business available for examination, inspection and review by Buyer and its representatives who are bound by the terms of the Confidentiality Agreement; provided, however, that (a) Buyer shall not contact any customer of the Business without GPII’s prior written consent, (b) except with the prior consent of GPII, Buyer’s inspections and examinations shall be conducted during normal business hours (c) Buyer shall not unreasonably disrupt the normal operations of the Business, and (d) except as set forth in Section 6.10, in no event shall Buyer be permitted to perform any invasive or intrusive environmental testing and/or sampling without Sellers’ prior written consent to such testing and the proposed scope of same. Buyer hereby acknowledges and agrees that neither the review by Buyer or its lenders, agents or representatives pursuant to this Section 6.02, nor the existence of this Section 6.02, shall be interpreted as any manner of “due diligence” condition precedent to the consummation of any of the transactions contemplated hereby. Buyer shall immediately repair all damage to the Leased Real Property or the Owned Real Property occurring as a result of Buyer’s investigations under this Section 6.02.

6.03 Conduct Pending Closing. From the date hereof until the Closing, Sellers shall conduct and carry on the Business in the Ordinary Course and in material compliance with Law, and use commercially reasonable efforts to preserve intact the Purchased Assets, reasonable wear and tear excepted. Except as contemplated by this Agreement or as otherwise consented to in writing by Buyer, which consent shall not be unreasonably conditioned, delayed or withheld, solely in connection with the operation of the Business, Sellers shall:

(a) maintain the Facilities in the Ordinary Course, reasonable wear and tear excepted;

(b) use commercially reasonable efforts in the Ordinary Course to maintain Inventory at customary levels consistent with past practice;

(c) not purchase, sell, lease, license, mortgage, pledge or otherwise acquire or dispose of any properties, rights or assets of or in connection with the Business with a value in excess of $100,000 individually or $1,000,000 in the aggregate, except for Inventory purchased, sold or otherwise disposed of in the Ordinary Course and except for purchases as required to remain in compliance with Law;

(d) not enter into, or become obligated under, any lease, contract, agreement or commitment with respect to the Business that would be a Material Contract if existing on the date hereof;

(e) not enter into any agreement or commitment with any Affiliate of Sellers other than in the Ordinary Course and terminable without payment or penalty by the Business on or before Closing;

(f) not grant any Lien, or permit or suffer to exist any Lien, other than a Permitted Exception, on any of the Purchased Assets or cancel any material debts or waive any material claims or rights pertaining to the Business or the Purchased Assets;

(g) not change, amend or otherwise modify any accounting practice or policy with respect to the Business, except as required by Law or changes in GAAP;

(h) not materially change, amend or otherwise modify or terminate any Material Contract, other than any expiration of any Material Contract pursuant to its terms;

(i) maintain in full force and effect with respect to the Business, policies of insurance of substantially the same type, character and coverage as the policies carried and maintained by the Business as of the date of this Agreement, it being understood and acknowledged that Sellers do not maintain property and casualty insurance on the Facilities;

(j) not authorize or commit to make any capital expenditures following the Closing except aggregate capital expenditures of less than $100,000; and

(k) not agree or commit to do or otherwise take any action inconsistent with any of the foregoing.

6.04 Consents. Subject to Section 6.05 and 12.02, Sellers shall use commercially reasonable efforts to obtain prior to the Closing Date any consents, authorizations or approvals required to consummate the transactions contemplated by this Agreement (the “Consents”), including those set forth in Section 6.04 of the Disclosure Letter; provided, however, that Sellers shall have no obligation to pay any third Person a fee to obtain any such consent, authorization or approval not already provided for by the applicable agreement or Law; provided, further, that in the event any such fee is imposed, Sellers shall offer Buyer the opportunity to pay or reimburse Sellers for such fee in order to obtain such consent, authorization or approval.

6.05 Investigation. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLERS ARE NOT MAKING AND HAVE NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PURCHASED ASSETS OR ASSUMED LIABILITIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO MERCHANTABILITY, NON-INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE DOCUMENTS DELIVERED BY SELLERS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLERS TO BUYER, OR ANY OTHER MATTER OR THING REGARDING THE PURCHASED ASSETS OR ASSUMED LIABILITIES.

6.06 Commercially Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take promptly, or cause to be taken, all reasonable actions, and to do promptly, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate, to satisfy such Party’s closing conditions and make effective the transactions contemplated hereby, to obtain all of such Party’s necessary waivers, consents and approvals under applicable Laws, including the timely transfer or assignment of all Permits and Environmental Permits to the extent allowed by Law, and to effect all of such Party’s necessary registrations and filings under applicable Laws, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the other Parties hereto the benefits contemplated by this Agreement.

6.07 Cooperation with Financing. Sellers acknowledge that Buyer may use the Financial Statements and other information regarding the Business in connection with any debt financing necessary to consummate the transactions contemplated hereby. Sellers shall cooperate in a commercially reasonable manner with Buyer prior to the Closing so that Buyer can obtain financing for the transactions contemplated by this Agreement. The foregoing cooperation of Sellers shall include (i) compiling the requisite financial information and preparing any requisite financial statements, and (ii) subject to the terms of the Confidentiality Agreement and subject to Section 6.02, granting Buyer and its accountants and lenders and their respective representatives full and complete access to the books and records and to personnel knowledgeable about such books and records, in each case, to the extent reasonably requested by Buyer.

6.08 Exclusivity. From the date hereof through the Closing Date or earlier termination of this Agreement pursuant to Article IX, neither Seller shall, nor shall either of them permit its respective Affiliates, officers, directors, employees, representatives and agents to, directly or indirectly, encourage, consider, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group of Persons (other than Buyer or any of its Affiliates) in furtherance of any merger, sale of assets, sale of stock, financing or similar transactions involving Labels Company, the Business or any material portion of the Purchased Assets. Without limiting the obligations under the preceding sentence, each Seller shall (i) immediately notify Buyer (orally and in writing) if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, any information is requested with respect to the transactions contemplated hereby or any offer is made with respect to the Labels Company, the Business or any material portion of the Purchased Assets, (ii) include in such notification the terms of any such proposal or offer that it may receive with respect thereto (and provide Buyer with a copy thereof in writing), including the identity of the soliciting party, and (iii) keep Buyer informed with respect to the status of the foregoing.

6.09 Notice of Developments. Sellers shall have the continuing obligation between the execution of this Agreement and the Closing to notify Buyer with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or listed in the Disclosure Letter, and shall set forth any such update in a written notice to Buyer; provided, however, the written notice pursuant to this Section 6.09 shall not be deemed, for purposes of Article X, to have amended the Disclosure Letter, to have qualified the representations and warranties contained in Article IV or to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

6.10 Environmental Matters.

(a) Norwood Phase II. For a period of six (6) months following the Closing, Buyer shall be permitted to engage at Buyer’s expense, TRC Companies, Inc., who employs a “Certified Professional” as defined by Rule 3745-300-01(21) of the Ohio Administrative Code (“OAC”), (the “Consultant”), to perform at the Norwood Facility a Phase II Environmental Site Assessment in accordance with the work plan prepared by such Consultant (“Work Plan”) as set forth on Section 6.10 of the Disclosure Letter, and any subsequent amendments to the Work Plan as deemed necessary by such Consultant, the approval of which shall not be unreasonably withheld, delayed or conditioned by the Sellers (the “Permitted Norwood Phase II”). Should such Consultant be delayed in performing the Permitted Norwood Phase II for any reason outside of such Consultant’s or Buyer’s reasonable control, the Buyer’s right to conduct the Permitted Norwood Phase II set forth in this Agreement shall be extended for a commensurate time period.

(b) Required Remediation.

(i) If the Permitted Norwood Phase II indicates that environmental conditions exist at the Norwood Facility that: (1) are in violation of any Environmental Laws or Environmental Permits; (2) exceed generic numerical standards established for applicable commercial and industrial exposures under OAC Rule 3745-300-08, as amended, or risk-based commercial and industrial standards developed under OAC 3745-300-09, as amended, and risk-

based commercial and industrial standards developed under OAC 3745-300-09, as amended, for complete exposure pathways not addressed under OAC 3745-300-08, as amended (the “Remediation Standards”); or (3) the presence of any friable asbestos, then, the Norwood Remediation, as herein defined, will be undertaken. It shall be assumed that any work required for the issuance of the NFA and CNS shall be deemed to be reasonable.

(ii) Buyer agrees to solicit bids for the Norwood Remediation from several reputable and qualified consulting firms, and Buyer may select a Consultant to perform the Norwood Remediation based on consideration of various factors, including, but not limited to, cost, timing, experience, expertise, success in obtaining CNS, etc., the selection of which shall be subject to Sellers’ prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned (such approved Consultant, the “Remediation Consultant”). If Sellers fail to respond to Buyer’s notice of the scope and cost of the work, and selection of a Consultant to perform the Norwood Remediation within ten (10) Business Days, Sellers shall be deemed to approve of the scope and cost of the Norwood Remediation and Buyer’s selected Consultant.

(iii) Buyer shall be permitted to engage the Remediation Consultant to address, remediate, abate, or correct such violations or environmental conditions within the approved scope and budget: (1) to comply with Environmental Laws and/or Environmental Permits; (2) under the Voluntary Action Program created under Ohio Revised Code (“ORC”) Chapter 3746 and the rules adopted thereunder, as amended, to obtain a No Further Action Letter (the “NFA”) from the Certified Professional and a Covenant Not to Sue (“CNS”) from Ohio EPA relating to such environmental conditions; and (3) remove any and all friable asbestos (individually or in the aggregate the “Norwood Remediation”).

(iv) After Sellers have approved the scope of the Norwood Remediation, associated budget, and the Remediation Consultant, or waived such right, Buyer shall control the Norwood Remediation and shall keep the Sellers reasonably informed of the progress of the Norwood Remediation (including providing the Sellers with copies of all material submissions, reports or correspondence related thereto). If Buyer or either Seller receives any material notice or other correspondence from any Governmental Authority or other Person regarding the Norwood Remediation they shall promptly provide a copy of such notice to the other parties. Buyer shall provide reasonable notice and the opportunity for the Sellers or their designee to: (1) be present at all meetings with the Remediation Consultant relating to the Norwood Remediation; and (2) review and provide comments to material written communications with any Governmental Authority or other Person or any proposed resolution or settlement with such Governmental Authority or other Person regarding such matters. If Sellers fail to respond to Buyer concerning such notice or provide comments to Buyer concerning such written communications with such Governmental Authority within five (5) days, Sellers shall be deemed to approve of such communications.

(v) Remediation of any environmental conditions relating to the Norwood Remediation shall be in accordance with the Remediation Standards or applicable Environmental Laws and Environmental Permits. Upon issuance of the CNS, Sellers’ obligations under Section 6.10(b) and Section 10.02(d) shall terminate and be deemed to have been discharged in full to the extent relating to environmental conditions covered by the CNS, except for fulfillment of any ongoing obligations required in order to maintain the CNS and except as required to fulfill Buyer’s obligations under subsections 6.10(b)(i)(1), 6.10(b)(i)(3), 6.10(b)(iii)(1) and 6.10(b)(iii)(3).

(c) Other Environmental Site Assessments. Other than the Permitted Norwood Phase II and as required in connection with the Norwood Remediation, Buyer and its Affiliates, consultants, agents or employees shall not perform any subsurface environmental sampling, drilling, testing or other investigation on any of the Business Real Property after the Closing, unless such subsurface sampling, drilling, testing or other investigation is: (i) required by any Environmental Laws, or Environmental Permits; (ii) required in response to a written Order by a Governmental Authority (except if such requirement was precipitated by the conduct prohibited in Section 6.10(d)); (iii) required by the Landlord of any Leased Real Property to comply with existing or former Leased Real Property leases; or (iv) with the prior written consent of the Sellers. Notwithstanding anything herein to the contrary and without limiting any of Buyer’s other remedies, in the event that Buyer or its Affiliates breaches this Section 6.10(c), Buyer and its Affiliates shall not be entitled to indemnification under Article X with respect to any new matters discovered in connection with any such prohibited sampling, drilling, testing or other investigation.

(d) Governmental Notices. Neither Buyer nor any Seller shall, and each shall cause its respective Affiliates, consultants, agents or employees not to, initiate any notice to, or action with, any Governmental Authority with respect to any matter for which Buyer may seek indemnification under Section 10.02 other than in each case any reporting, notice or other action that is required under Laws, the Environmental Permits, the NFA, the CNS, or comparable approvals, or as otherwise set forth in this Agreement.

6.11 [Intentionally Omitted]

6.12 Make Good Provision. If Buyer vacates the Greensboro Facility and the Greensboro Warehouse Facility upon the expiration of the current term of the Greensboro Lease Agreements, Buyer shall provide Sellers 30 days prior written notice of Buyer’s intention to terminate the Greensboro Lease Agreement and vacate the Greensboro Facility and the Greensboro Warehouse Facility. Sellers shall remove any alterations, additions, or improvements constructed at the Greensboro Facility in accordance with Section 13 of the Greensboro Lease Agreement for the Greensboro Facility and Section 10 of the Greensboro Lease Agreement for the Greensboro Warehouse Facility and to otherwise repair any damage to the Premises (as such term is defined in the Greensboro Lease Agreements) that exist on the Closing Date to the extent such repairs are required to be made in accordance with the terms of the Greensboro Lease Agreements.

6.13 Tax Matters. Buyer, on the one hand, and Sellers, on the other, shall cooperate, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Successor Liability Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to Sellers and the Purchased Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Sellers, as the case may be, shall allow such party to take possession of such books and records. Buyer and Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Any information received by any party under this Section 6.13 shall be kept confidential by the receiving party and its representatives except as may otherwise be required in connection with the filing of any Tax return or any claim for refund or in conducting any audit or other proceeding before any Taxing Authority.

ARTICLE VII

CONDITIONS TO CLOSING APPLICABLE TO BUYER

The obligations of Buyer hereunder are subject to the following conditions precedent:

7.01 Bring-Down of Sellers Warranties and Covenants. (a) The warranties and representations made by Sellers in Article IV shall be true and correct on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) with the same effect as if such warranties and representations had been made on and as of the Closing Date, except where any such failures to be so true and correct, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; (b) Sellers shall have performed and complied with, in all material respects, all agreements, covenants and conditions on their respective parts required to be performed or complied with by this Agreement on or prior to the Closing Date; and (c) at the Closing, Buyer shall have received a certificate executed by an authorized officer of Sellers evidencing satisfaction of the conditions set forth in clauses (a) and (b).

7.02 No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

7.03 Compliance with HSR Act. The waiting period imposed under the HSR Act shall have expired or been terminated.

7.04 Closing Deliverables. Sellers shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02.

ARTICLE VIII

CONDITIONS TO CLOSING APPLICABLE TO SELLERS

The obligations of Sellers hereunder are subject to the following conditions precedent:

8.01 Bring-Down of Buyer Warranties and Covenants. (a) All warranties and representations made by Buyer herein to Sellers in Article_V shall be true and correct on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) with the same effect as if such warranties and representations had been made on and as of the Closing Date, except where any such failures to be so true and correct, individually or in the aggregate, would not reasonably be expected to result in a Buyer Material Adverse Effect; (b) Buyer shall have performed and complied with, in all material respects, all agreements, covenants and conditions on its part required to be performed or complied with by this Agreement on or prior to the Closing Date; and (c) at the Closing, Sellers shall have received a certificate executed by an authorized officer of Buyer evidencing satisfaction of the conditions set forth in clauses (a) and (b).

8.02 No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

8.03 Payment of the Closing Payment. The Closing Payment shall have been paid to Sellers.

8.04 Compliance with HSR Act. The waiting period imposed under the HSR Act shall have expired or been terminated.

8.05 Closing Deliverables. Buyer shall have delivered to Sellers duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.03.

ARTICLE IX

TERMINATION

9.01 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by mutual consent of Buyer and Sellers;

(b) by Buyer, if there shall have been any Material Adverse Effect;

(c) by Buyer or Sellers, if the Closing shall not have occurred on or before February 3, 2014 (the “End Date”):

(d) by Buyer, if Sellers shall have breached or failed to perform of any of the covenants and agreements of Sellers set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Article VII and (ii) is not cured prior to the earlier of (A) 30 days following receipt by Sellers of written notice of such breach or failure and (B) the End Date; provided, further, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(e) by Sellers, if Buyer shall have breached or failed to perform of any of the covenants and agreements of Buyer set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Article VIII and (ii) is not cured prior to the earlier of (A) 30 days following receipt by Buyer of written notice of such breach or failure and (B) the End Date; provided, further, that Sellers shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

9.02 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 9.01, written notice thereof shall be given to the other Parties, specifying the provision(s) pursuant to which such termination is made, and this Agreement shall forthwith become null and void, except (i) for the provisions of Article I, Article XIII and this Section 9.02, all of which shall survive termination of this Agreement and (ii) that no termination shall relieve any Party from liability for any willful or intentional breach of this Agreement.

ARTICLE X

INDEMNIFICATION

10.01 Survival. Except for those representations and warranties set forth in Sections 4.01, 4.02, 4.03(b), clause (i) of 4.08(a) as it pertains to title to Owned Real Property, the first and second sentence of 4.09, 5.01, 5.02 and 5.03 (the “Fundamental Representations”) and those representations set forth in Section 4.17 (the “Environmental Representations”), the representations and warranties set forth in Article IV and Article V of this Agreement and the Disclosure Letter attached hereto shall terminate and cease to have any further force or effect eighteen (18) months after the Closing Date. Fundamental Representations and Environmental Representations shall terminate and cease to have any further force and effect until the latter of five (5) years after the Closing Date (with respect to the Environmental Representations) or the statute of limitations under any applicable Laws. The applicable date after which an applicable representation and warranty set forth in this Agreement shall cease to have any further force and effect is the applicable “Expiration Date.” Notwithstanding the foregoing, any Notice of Claim asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice prior to the applicable Expiration Date shall not thereafter be barred by the Expiration Date and such claims shall survive until finally resolved.

10.02 GPII Indemnification. Subject to the limitations in Sections 10.01 and 10.03, from and after the Closing, GPII agrees to indemnify, defend and hold Buyer, its Affiliates and each of their officers, directors, employees and agents (collectively, the “Buyer Indemnitees”) harmless against any actual out of pocket loss, damage, debt, liability, obligation, interest, penalty, cost and expense (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) which arise out of or are in respect of:

(a) any breach of any representation or warranty made by GPII in Article IV;

(b) any breach of or failure by Sellers to carry out, perform, satisfy and discharge any covenants or agreements made by Sellers (or any of them) in this Agreement or any other Transaction Document;

(c) any Pre-Closing Environmental Matters;

(d) the Norwood Remediation Expenses;

(e) any and all Retained Liabilities (other than Retained Liabilities that could be considered Pre-Closing Environmental Matters); or

(f) all Successor Liability Taxes (or the nonpayment thereof) with respect to the Purchased Assets: (i) for all Tax periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Tax period that includes (but does not end on) the Closing Date, (ii) of an affiliated, consolidated, combined, or unitary group of which Sellers (or any predecessor) are or were members on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) of any Person imposed on Sellers as a transferee or successor, by contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, in each case, to the extent the liability therefor exceeds any amount reserved for in the Financial Statements on account of such liability.

10.03 Limitations. The parties right to indemnification pursuant to Sections 10.02 or 10.04 shall be subject to the following limitations:

(a) Sellers shall not have any obligation pursuant to Sections 10.02(a) or 10.02(c),

(i) for any individual Loss or series of related Losses, except to the extent that the amount of such Losses or series of related Losses under Section 10.02(a) or 10.02(c) (other than with respect to Environmental Representations) exceeds Twenty-Five Thousand Dollars ($25,000) and then for the amount of all Losses beginning at dollar one;

(ii) for any Loss, except to the extent all Losses for which the Buyer Indemnitees are entitled to indemnification pursuant to Section 10.02(a) or Section 10.02(c) (after giving effect to the limitation set forth in Section 10.03(a)(i))) exceeds $600,000 (the “Deductible”), and then only for the amount by which all such Losses exceed the Deductible;

(iii) for Losses under Section 10.02(a) or Section 10.02(c) other than relating to the Fundamental Representations and claims sounding in fraud, exceeding, in the aggregate with all other Losses indemnified pursuant to Section 10.02(a) and Section 10.02(c), Twenty Percent (20%) of the Purchase Price less the amount of all Norwood Remediation Expenses actually incurred by Sellers (including amounts paid out of the Escrow Amount); and

(iv) for any Loss with respect to which a Notice of Claim is provided after the applicable Expiration Date.

For the avoidance of doubt, the Parties acknowledge and agree the limitations set forth in this Section 10.03 shall not apply to any Claim made pursuant to Section 10.02(d) to the extent within the approved scope of the Norwood Remediation and associated budget_regardless of whether such Claim also constitutes a breach of a representation or warranty or a Pre-Closing Environmental Matter.

(b) In computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount net of any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by the Indemnified Party or any Affiliate of the Indemnified Party from any third party with respect thereto. In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article X, the Indemnifying Party shall, upon payment of such indemnity, be subrogated to all rights of the Indemnified Party with respect to the Loss to which such indemnification relates; provided, however, that the Indemnifying Party shall only be subrogated to the extent of any amount paid by it pursuant to this Article X in connection with such Loss.

(c) An Indemnified Party shall be entitled to indemnification pursuant to this Article X only with respect to the amount of Losses that are in excess of the cash proceeds actually received by such Indemnified Party (after deducting reasonable costs and expenses incurred in connection with recovery of such proceeds) pursuant to such Indemnified Party’s insurance policies.

10.04 Buyer Indemnification. Subject to the limitations in Section 10.01 and 10.03, from and after the Closing, each of Parent and Buyer agrees, jointly and severally, to indemnify, defend and hold Sellers, their Affiliates and each of their officers, directors, employees and agents (the “Seller Indemnitees”) harmless against any Losses which arise out of or are in respect of:

(a) the operation of the Business from and after the Closing Date;

(b) any breach of any representation or warranty made by Buyer in Article V;

(c) any breach of or failure by Buyer to carry out, perform, satisfy and discharge any covenants or agreements made by Buyer in this Agreement or any other Transaction Document (other than the Transition Services Agreement, which shall be governed by the terms thereof); or

(d) any and all Assumed Liabilities.

10.05 Indemnification Notice. Promptly upon obtaining knowledge of any claim, event, fact or demand which gives rise to, or is reasonably expected to give rise to, a claim for indemnification hereunder, any Party seeking indemnification under this Article X (an “Indemnified Party”) shall give written notice of such claim or demand (“Notice of Claim”) to the Party from which indemnification is sought (an “Indemnifying Party”), setting forth the amount of the claim, if known. The Indemnified Party shall furnish to the Indemnifying Party, in reasonable detail, such information as it may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of any Indemnifying Party to indemnify, defend and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have adversely affected the Indemnifying Party’s ability to defend against, settle, mitigate or satisfy any Loss for which the Indemnified Party is entitled to indemnification hereunder.

10.06 Indemnification Procedure. If the claim or demand set forth in the Notice of Claim given by the Indemnified Party pursuant to Section 10.05 relates to a claim or demand asserted by a third party, the Indemnifying Party shall have the right to elect (by notice in writing to the Indemnified Party within thirty (30) days after the date the Notice of Claim is deemed delivered pursuant to Section 13.10) to defend such third party claim or demand on behalf of the Indemnified Party, at the Indemnifying Party’s sole cost and expense. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall make available to the Indemnifying Party and its agents and representatives as reasonably requested all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise reasonably cooperate with and assist the Indemnifying Party in the defense of such third party claim or demand, subject to the reimbursement of the reasonable costs and expenses incurred by the Indemnified Party as a result of a request by the Indemnifying Party to so cooperate. So long as the Indemnifying Party is defending such third party claim or demand in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand without the consent of the Indemnifying Party, such consent not to be unreasonably withheld, delayed or conditioned. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at its own expense, provided, however, that if the Indemnifying Party does not elect to defend such third party claim or demand, does not defend such third party claim in good faith or a timely manner, or if there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend or participate in the defense of such third party claim or demand.

10.07 Effect of Indemnity Payments. The parties agree to treat all payments made under the indemnity provisions of this Article X as adjustments to the Purchase Price for Tax purposes and that such agreed treatment shall govern for purposes hereof.

10.08 Exclusive Remedy. The Parties hereto hereby acknowledge and agree that, other than claims sounding in fraud, their sole and exclusive remedy after the Closing Date with respect to any and all claims for money damages relating to the subject matter of this Agreement, the Transaction Documents and any and all agreements contemplated by this Agreement (other than the Transition Services Agreement, which shall be governed by the terms thereof) shall be pursuant to the indemnification provisions set forth in this Article X. In furtherance of the foregoing, other than claims sounding in fraud, each Party hereto hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the other Party in respect of this Agreement, the Transaction Documents or the transactions contemplated herein or based upon any Law (including any such rights, claims or causes of action arising under or based upon common law or otherwise) or Environmental Laws to seek money damages.

10.09 Escrow. From and after the Closing, the Buyer Indemnitees shall be entitled to payment from the Escrow Amount pursuant to the Escrow Agreement for all Losses for which any Buyer Indemnitee is entitled under this Buyer shall be required, in seeking indemnification pursuant to Section 10.02 to first seek payment for such indemnification claim from the Escrow Amount then held by the Escrow Agent, prior to seeking payment from any Seller.

10.10 Norwood Expense Notices. From time to time until the Norwood Remediation is complete and subject to the conditions set forth herein and in the Escrow Agreement, Buyer may execute and deliver to the Escrow Agent (with a copy to Sellers) a letter (an “Expense Notice”) requesting that the Escrow Agent pay in cash by wire transfer of immediately available funds an amount equal to the amount billed for Norwood Remediation Expenses in accordance with Section 6.10 up to the date of the Expense Notice. Such Expense Notice shall list the relevant Norwood Remediation Expenses and shall include reasonable documentation relating to such Norwood Remediation Expenses. The Escrow Agent shall pay in cash by wire transfer of immediately available funds to Buyer or its designee an amount equal to the Norwood Remediation Expenses the subject of such Expense Notice on the eleventh (11th) Business Day after having received such Expense Notice together with certification by Buyer that Sellers have received such Expense Notice unless the Escrow Agent has received from Seller (with a copy to Buyer or its designee) a written objection to any or all such Norwood Remediation Expenses during the prior ten (10) Business Days), in such case the Escrow Agent shall pay only the undisputed portion of the Norwood Remediation Expenses to Buyer or its designee.

ARTICLE XI

EMPLOYEE MATTERS

11.01 Employment of Employees. As of the Closing Date, Seller shall terminate from employment and Buyer will offer employment to the employees of the Business listed on Section 11.01 of the Disclosure Letter who remain employed by the Sellers as of the Closing Date (the “Business Employees”). Sellers shall be responsible for the payment of all earned but unpaid salaries, bonus, vacation pay, sick pay, holiday pay, and other like obligations and payments to the Business Employees for all periods ending on or prior to the Financial Effective Time. All Business Employees who accept Buyer’s offer of employment “Transferred Employees” shall be immediately employed on an uninterrupted basis by Buyer as of the Closing Date. Immediately following the Closing Date, Buyer shall be responsible for providing each Transferred Employee who has commenced active employment with Buyer or one of its Affiliates with his or her compensation earned following the Financial Effective Time; provided, however, that compensation earned between the Financial Effective Time and the Closing Date shall be paid in accordance with Section 2.08. Buyer shall also provide each Transferred Employee who has commenced active employment with Buyer or one of its Affiliates with employee benefits that are no less favorable in the aggregate than the employee benefits provided by Buyer and its Affiliates to its similarly situated (based on position, responsibilities and location) employees from time to time; provided that nothing contained herein shall mean that Buyer must offer any benefits under any defined benefit plan or equity compensation plan. Notwithstanding anything in this Section 11.01 to the contrary, with respect to any Business Employee who as of the Closing Date is on military leave, sick leave, maternity leave or short-term disability, except as required by applicable law, Buyer need only offer to employ such Business Employee for the period beginning after such absence if such Business Employee returns to employment in accordance with the terms of such Business Employee’s leave, provided that such Business Employee commences active employment with Buyer no later than six (6) months after the Closing Date. Notwithstanding the foregoing, such six (6) month limitation shall not apply to Business Employees on military leave as long as such Business Employee applies to return to employment within ninety (90) days of release or honorable discharge from armed services. Any Business Employee who is on leave on the Closing Date and commences active employment with Buyer in accordance with the preceding sentence will cease employment with Sellers at the end of such leave of absence.

11.02 Sellers’ Employee Plans. The Transferred Employees shall cease to be eligible to participate and/or be active participants in the Sellers’ Employee Plans as of the Closing Date. No Employee Plan assets or liabilities held by Sellers shall be transferred to Buyer. The Sellers shall retain all assets in any such plans and shall distribute benefits to such Transferred Employees that shall become entitled to such benefits in accordance with the applicable plan document and each such employee’s election, as applicable.

11.03 COBRA; WARN Act. On or immediately after the Closing Date, Sellers will begin providing health care coverage to Transferred Employees and their qualified beneficiaries in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) or any similar provisions of state law without requiring Transferred Employees to complete the election process in order to continue the health care coverage and such coverage shall continue until the earlier of (1) Buyer begins to provide healthcare coverage to the Transferred Employees and their qualified beneficiaries, (2) six months following the Financial Effective Time, or (3) Sellers’ obligations to provide health care coverage to Transferred Employees and their qualified beneficiaries expires, whichever occurs earlier. Buyer shall promptly reimburse Sellers the full COBRA rate which Sellers may charge for COBRA coverage to the Transferred Employees and their qualified beneficiaries on and after the Closing Date, including those Transferred Employees (and their qualified beneficiaries) whose employment with Buyer terminates, for any reason, after the Closing Date. Sellers shall be responsible for providing any notice required pursuant to the United States Federal Worker Adjustment and Retraining Notification Act of 1988, any successor United States federal law, and any other applicable plant closing notification law (collectively, “WARN”) with respect to a layoff or “plant closing” (i.e., a closing of the Facilities to the extent deemed to have occurred by WARN) relating to the Business that occurs prior to the Closing Date and Buyer shall be responsible for providing any notice required pursuant to WARN with respect to a layoff or “plant closing” relating to the Business that occurs after the Closing Date. Buyer shall indemnify and hold harmless Sellers for any WARN obligations resulting from Buyer’s failure to offer Business Employees employment on or after the Closing Date.

11.04 Wage Reporting. With respect to employment Tax matters (a) Buyer and Sellers shall agree to elect the “predecessor-successor” basis for each Transferred Employee pursuant to the standard procedures in Section 4 of Revenue Procedure 2004-53, 34 I.R.B. 320 and (b) Buyer and Sellers shall work in good faith to adopt similar procedures under applicable wage payment, reporting and withholding Laws in all appropriate jurisdictions.

11.05 Vacation. Buyer agrees to give each Transferred Employee credit for prior years of service with Sellers for purposes of calculating vacation eligibility that may be received pursuant to the vacation policy of Buyer as is or may be in effect from time to time after the Closing Date. Sellers shall pay to each Transferred Employee other than union employees the cash value of all accrued but unused vacation days within 10 Business Days of the Closing. Seller shall transfer to Buyer and Buyer shall credit each union Transferred Employee with the amount of vacation such union Transferred Employee has accrued as of the Closing Date.

11.06 Buyer’s Employee Plans. For purposes of Buyer’s Employee Plans, each Transferred Employee shall receive credit for prior years of service with Sellers for purposes of eligibility, vesting, and level of benefits under such plans (but shall not receive credit for benefit accrual purposes, other than as noted in this Article XI) and shall be entitled to participate in the Employee Plans of Buyer without the application of any applicable waiting periods or actively at-work conditions. Buyer shall waive any restrictions and limitations on preexisting medical conditions under its medical plans, except as required by Law; provided the Sellers provide Buyer with information regarding deductibles, offsets and out-of-pocket requirements, Buyer will use commercially reasonable efforts to provide the Transferred Employees and their eligible dependents with credit for deductibles, offsets and maximum out-of-pocket requirements made under medical, dental, vision and other welfare Employee Plans of Sellers for the year in which the Closing Date occurs under Buyer’s employee plans and for purposes of satisfying any applicable co-payment, deductible, out-of-pocket maximum or similar requirements under such Buyer employee plans. Within 90 days after the Closing, Buyer shall cause the Transferred Employees to be eligible to participate in a tax qualified defined contribution plan sponsored by the Buyer. Buyer shall take all reasonable action necessary to permit the roll over to such tax qualified defined contribution plan(s) of account balances from the Seller’s 401(k) plan that are intended to be tax qualified defined contribution plans in which Transferred Employees participated immediately prior to the Closing Date; provided in no event will Buyer be obligated to permit Transferred Employees to transfer their outstanding loans from Seller’s 401(k) plan to Buyer’s tax qualified defined contribution plan.

11.07 Management Incentive Plan. Sellers will pay all amounts owing to the Business Employees under the GPII Management Incentive Plan for the calendar year ending December 31, 2013 on or before March 30, 2014.

11.08 Effect of Agreement. This Agreement is not intended by the parties to constitute a plan amendment to or create any obligations of the parties with respect to any Employee Plan of Buyer or Sellers.

ARTICLE XII

CERTAIN OTHER UNDERSTANDINGS

12.01 Post-Closing Access to Records and Records Retention.

(a) Buyer and Sellers shall provide each other with such assistance as may reasonably be requested by the other in connection with the preparation of any return or report of Taxes, any audit or other examination by any Taxing Authority, or any judicial or administrative Proceedings relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis during normal business hours to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax returns and supporting material. The Party requesting assistance hereunder shall reimburse the assisting Party for reasonable out-of-pocket expenses incurred in providing assistance. Buyer and Sellers will retain for the full period of any statute of limitations and provide the other with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

(b) Without limiting Section 12.01(a) above, in order to facilitate the resolution of any claims made by or against any third party (other than any such claims made by or against the other Party) after the Closing, upon reasonable notice, each Party hereto shall, after the Closing but subject to any confidentiality obligation to a third Person, maintenance of attorney-client privilege and any other bona fide and good faith restriction on its ability to provide information or access: (i) afford the officers, employees and authorized agents and representatives of the other Party reasonable access, during normal business hours, to the offices, properties, books and records of such Party with respect to the operation of the Business that are in the possession of such Party, (ii) furnish to the officers, employees and authorized agents and representatives of the other Party such additional financial and other information regarding the Business as the other Party may from time to time reasonably request and (iii) make available to the other Party the employees of such Party whose assistance, testimony or presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of such Party. In no event shall Sellers have access to the tax returns of Buyer.

(c) Each Party hereto agrees for a period extending five (5) years after the Closing Date not to destroy or otherwise dispose of any records relating to the Business and to the period prior to Buyer’s acquisition of the Purchased Assets and assumption of the Assumed Liabilities. After such five (5) year period, such Party may destroy or otherwise dispose of such records if such Party shall offer in writing to surrender such records to the other Party and the other Party shall fail to agree in writing to take possession thereof during the thirty (30) day period after such offer is made.

12.02 Consents Not Obtained at Closing. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not effectuate the assignment or transfer any instrument, contract, lease, permit or other agreement or arrangement or any Claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent or approval of a third party or governmental approval would constitute a breach or violation thereof or affect adversely the rights of Buyer or any Seller thereunder; and any transfer or assignment to Buyer by Sellers of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party or governmental approval shall be made subject to such consent or approval being obtained. In the event any such consent or approval has not been obtained on or prior to the Closing Date, the Sellers shall use commercially reasonable efforts to (i) provide to the Buyer the benefits of any such instrument, contract, lease, permit, agreement, arrangement or claim, right or benefit and (ii) cooperate with the Buyer to reach a reasonable and lawful arrangement designed to provide such benefits to the Buyer. Nothing in this Section 12.02 shall be deemed to constitute a limitation on Sellers’ obligation to disclose any matter in Section 4.03(a) or Section 4.03(b) of the Disclosure Letter, any matter which would be required to be disclosed, but for the application of this Section 12.02.

12.03 Bulk Sale Waiver. The parties hereto acknowledge and agree that no filings with respect to any bulk sales or similar Laws have been made, nor are they intended to be made, nor are such filings a condition precedent to the Closing.

12.04 Use of Business Names.

(a) Buyer and its Affiliates may use the supply of product literature and advertising that is part of the Inventory until such supply is exhausted or until the end of the period of 30 days after the Closing Date (the “Initial Phase-out Period”), whichever occurs earlier.

(b) Buyer and its Affiliates may sell and otherwise distribute the supply of products that is part of the Inventory at Closing, even though the products bear the names “Graphic Packaging”, until the end of the Initial Phase-out Period.

(c) Buyer shall remove all “Graphic Packaging” signs from the premises and equipment it acquires under this Agreement within thirty (30) days after the Closing Date.

(d) Other than as provided above in this Section 12.04, no use of “Graphic Packaging”, in logo form or in any other manner shall be made by Buyer or its Affiliates. Neither Buyer nor its Affiliates shall acquire or adopt any name, trademark or trade dress similar or confusingly similar to any name or trademark retained by Sellers under this Agreement.

12.05 Communications and Remittances.

(a) All mail, communications, notices and/or remittances regarding the Accounts Receivable and any sales, reimbursements or credits relating to sales after the Financial Effective Time possessed or received by Sellers at any time after the Financial Effective Time shall be turned over to Buyer within ten (10) Business Days of the later of the Financial Effective Time or receipt by Sellers. Sellers shall cooperate with Buyer, and take such actions as Buyer may reasonably request, to assure that customers of the Business send such remittances directly to Buyer and to assure that such remittances from customers of the Business which are improperly sent to Sellers are not commingled with Sellers’ assets, but are promptly delivered to Buyer.

(b) Except to the extent constituting Purchased Assets, all mail, communications, notices and/or remittances regarding sales, reimbursements or credits relating to sales prior to the Closing Date possessed or received by Buyer at any time after the Closing Date shall be promptly turned over to Sellers. Buyer shall cooperate with Sellers, and take such actions as Sellers may reasonably request, to assure that remittances improperly sent to Buyer are not commingled with Buyer’s assets but are promptly delivered to Sellers.

(c) As soon as practicable following Closing, the parties agree to send a joint communication to trade customers relating to changes in address for remittances and other correspondence.

ARTICLE XIII

MISCELLANEOUS

13.01 Cost and Expenses. Except as otherwise expressly provided in Sections 2.03 and 2.06, Buyer, Parent and Sellers will pay their own costs and expenses (including attorneys’ fees, accountants’ fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

13.02 Entire Agreement. The Disclosure Letter and the Exhibits referenced in this Agreement are incorporated into this Agreement, and together with the Confidentiality Agreement and the other Transaction Documents, contain the entire agreement among the parties hereto with respect to the transactions contemplated hereunder, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof. No waiver, modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the Party to be bound thereby and any other Person to the extent required by Section 13.11. Buyer acknowledges that Buyer is not relying on and has not relied on any other representations or warranties regarding the subject matter of this Agreement other than the representations or warranties set forth in this Agreement or the Transaction Documents.

13.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

13.04 Assignment Successors and Assigns. The respective rights and obligations of the parties hereto shall not be assignable without the prior written consent of the other parties provided, however, that without the consent of the Sellers, Buyer may assign its rights hereunder in whole or in part to: (a) any Person of which Parent beneficially owns 100% of the outstanding equity interest; provided, however, that Buyer shall remain liable for payment and other obligations hereunder, or (b) any Person providing financing to Buyer for the transactions contemplated hereby as security therefor. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

13.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the essential economic or legal substance of the transactions contemplated hereby is not affected. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.06 Headings. The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

13.07 Governing Law. The validity, interpretation and effect of this Agreement and all transactions related to, arising out of or relating to this Agreement shall be governed exclusively by the laws of the State of Delaware, excluding its conflict of laws provisions.

13.08 Press Releases. The content and timing of any initial press release with respect to this Agreement or the transactions contemplated hereby (whether issued as a joint press release or as individual press releases by each of the Sellers and Buyer) shall be agreed to by each of the Sellers and Buyer and thereafter each of the Sellers and Buyer agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

13.09 U.S. Dollars. All amounts expressed in this Agreement and all payments required by this Agreement are in United States dollars.

13.10 Notices.

(a) All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person, or sent by (i) electronic mail, (ii) certified mail, postage prepaid, or (iii) nationally recognized overnight courier with a reliable tracking system, and properly addressed as follows:

To Sellers:

Graphic Packaging International, Inc.

1500 Riveredge Parkway, Suite 100

Atlanta, GA 30328

Attention: Law Department

With Copy To:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309

Attention: W. Scott Ortwein

W. Scott Kitchens

To Buyer or Parent:

Multi-Color Corporation

4053 Clough Woods Drive

Batavia, Ohio 45103

Attention: Nigel Vinecombe

with a required copy to:

Multi-Color Corporation

4053 Clough Woods Drive

Batavia, Ohio 45103

Attention: Sharon E. Birkett

and:

Keating Muething & Klekamp PLL

One East Fourth Street

Suite 1400

Cincinnati, Ohio 45202

Attention: Michael J. Moeddel

(b) Each Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the Party sought to be charged with its contents.

(c) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 13.10, if delivered personally or by air courier, shall be effective upon delivery; if sent by electronic mail, shall be delivered upon receipt of proof of transmission and if delivered by mail, shall be effective three (3) days after deposit in the United States mail, postage prepaid.

13.11 No Third Party Beneficiaries. This Agreement is solely for the benefit of Sellers and their successors and permitted assigns with respect to the obligations of Buyer under this Agreement and solely for the benefit of Buyer and its successors and permitted assigns with respect to the obligations of Sellers under this Agreement. This Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right provided, that notwithstanding any provision to the contrary herein or in any other Transaction Document, the parties expressly acknowledge and agree that the Financing Parties are express third party beneficiaries of, and may enforce as such the provisions of Sections 13.04(b), 13.13(b), 13.14 and this Section 13.11 (the “Applicable Sections”). The Applicable Sections may not be modified, waived or terminated in any manner that adversely impacts or is adverse in any respect to the Financing Parties without the prior written consent of the Financing Parties.

13.12 Jurisdiction and Consent to Service. Each Party hereto (a) agrees that any suit, action or proceeding arising out of or relating to this Agreement may be brought in the federal courts located in the State of Delaware or, in the event (but only in the event) such courts do not have subject matter jurisdiction, the courts of the State of Delaware; (b) consents to the non-exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable Laws or court rules governing service of process.

13.13 Equitable Remedies. Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement of this Agreement, the non-breaching Party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek injunctive relief and/or to compel specific performance, including to prevent breaches of any covenant or agreement of this Agreement and (b) will waive, in any action for specific performance, the defense of the adequacy of a remedy at law and any requirement of a bond or other security. Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, each of the Sellers and their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any of the Financing Parties in any way relating to this Agreement, any other Transaction Document or any of the transactions contemplated by this Agreement or the other Transaction Documents, including any dispute arising out of or relating in any way to the performance of any financing commitments or arrangements of such Financing Party with respect to the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise. No Financing Party shall have any liability (whether in contract, in tort or otherwise) to any Seller or any of its Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement, any other Transaction Document or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, including any dispute arising out of or relating in any way to the performance of any financing commitments. Without limiting the foregoing, it is agreed that any claims or causes of action brought against any Financing Party in its capacity as such will not be brought in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York and shall be governed by the law of the State of New York and that any such claim or cause of action shall be subject to Section 13.14 of this Agreement.

13.14 WAIVER OF A JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.15 No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or if a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement.

13.16 Parent Guaranty. Parent hereby irrevocably guarantees, absolutely and unconditionally, all obligations of Buyer under (a) this Agreement, including without limitation the prompt payment and performance by Buyer of all of Buyer’s obligations under Article III of this Agreement and (b) the Transition Services Agreement (the “Parent Guaranty”).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement the day and year first above written.

GRAPHIC PACKAGING INTERNATIONAL, INC.

By:	/s/ David W. Scheible
Title:	Chairman, President and Chief Executive Officer

BLUEGRASS LABELS COMPANY, LLC

By:	/s/ David W. Scheible
Title:	President

MCC-NORWOOD, LLC

By:	/s/ Sharon E. Birkett
Title:	Vice President, Chief Financial Officer and Secretary

MULTI-COLOR CORPORATION, solely for purposes of Section 13.16 of this Agreement

By:	/s/ Mary T. Fetch
Title:	Vice President and Treasurer

[Signature Page to Asset Purchase Agreement]